                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement

/X/ Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    Noise Cancellation Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

    Not applicable
--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

    Not applicable
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    Not applicable
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

    Not applicable
--------------------------------------------------------------------------------

(5) Total fee paid:

    $125
--------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

    Not applicable
--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

    Not applicable
--------------------------------------------------------------------------------

(3) Filing party:

    Not applicable
--------------------------------------------------------------------------------

(4) Date filed:

    Not applicable
--------------------------------------------------------------------------------

                     NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 WEST NURSERY ROAD SUITE 120
                           LINTHICUM, MARYLAND 21090
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 8, 1995
                            ------------------------

To the Stockholders of
NOISE CANCELLATION TECHNOLOGIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Noise Cancellation Technologies, Inc., a Delaware corporation (the "Company"), will be held at the Long Ridge Room at the Ramada Plaza Hotel, 700 Main Street, Stamford, CT 06901 on Wednesday, November 8, 1995, at 2:00 P.M., for the following purposes:

     1. To elect five directors for the year following the Annual Meeting or until their successors are elected.

     2. To approve the adoption of the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Directors Plan").

     3. To ratify the appointment of Richard A. Eisner & Company, LLP as the Company's independent auditors for the year ending December 31, 1995.

     4. To transact such other business as may properly come before the Meeting.

     Only stockholders of record at the close of business on September 30, 1995, are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

                                          IRENE LEBOVICS
                                          Secretary

Linthicum, Maryland
October 2, 1995

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                     NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 WEST NURSERY ROAD SUITE 120
                           LINTHICUM, MARYLAND 21090
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

SOLICITATION

     This Proxy Statement is being mailed on or about October 2, 1995, to all stockholders of record at the close of business on September 30, 1995, in connection with the solicitation by the Board of Directors of Proxies for the Annual Meeting of Stockholders to be held on November 8, 1995. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on all matters presented at the Meeting in accordance with the instructions given thereon by the person executing such Proxy or, in the absence of specific instructions, will be voted in favor of each of the proposals indicated on such Proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

REVOCABILITY

     Any stockholder may revoke his or her Proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary, by delivery of a subsequently dated Proxy, or by attending the Meeting and voting in person.

VOTING

     The total number of shares of common stock of the Company outstanding as of September 30, 1995 was 89,115,271. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only stockholders of record as of the close of business on September 30, 1995, will be entitled to vote. A majority of the shares outstanding and entitled to vote, or 44,557,636 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The affirmative vote of a plurality of the shares of common stock present and voting in person or by proxy at the Meeting is required to elect directors and the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve the adoption of the Directors Plan, to ratify the appointment of the Company's independent auditors for the year ending December 31, 1995, and to transact such other business as may properly come before the Meeting. With respect to abstentions, shares are considered present at the Meeting for a particular proposal, but as they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the Meeting for the particular proposal for which the broker withheld authority.

     A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 1025 West Nursery Road Suite 120 Linthicum, MD. 21090, for a period of ten (10) days prior to the Meeting for examination by any stockholder, and at the Meeting itself.

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Proxies not marked to the contrary will be voted in favor of the election of each named nominee.

INFORMATION CONCERNING NOMINEES

     The following table sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates:

                                                      POSITIONS AND OFFICES             DIRECTOR
                 NAME                 AGE        PRESENTLY HELD WITH THE COMPANY         SINCE
    ------------------------------    ---     --------------------------------------    --------
    Jay M. Haft...................    59      Co-Chairman of the Board,                   1990
                                                Chief Executive Officer and Director
    John J. McCloy II.............    57      Co-Chairman of the Board and Director       1986
    Michael J. Parrella...........    47      President and Director                      1986
    Samuel A. Oolie...............    58      Director                                    1986
    Alastair Keith................    48      Director                                    1991

     JAY M. HAFT has served as Chief Executive Officer and Co-Chairman of the Board of Directors of the Company since November 1994. He also served as President of the Company from November 1994 to July 1995. He is counsel to the law firm of Parker Duryee Rosoff & Haft in New York, and counsel to the law firm of Ruden, Barnett, McClosky, Smith, Schuster & Russell, P.A. in Florida, and has been engaged in the practice of law since 1959. Mr. Haft also serves as a director of Robotic Vision Systems Inc., Nova Technology, Inc., Extech Corporation, Oryx Technology, Inc., CAS Medical Systems, Inc., and Viragen, Inc.

     JOHN J. MCCLOY II currently serves as Co-Chairman of the Board of Directors. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally he served as Chief Financial Officer from November 1990 to February 1993. Since 1981, he has also been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

     MICHAEL J. PARRELLA currently serves as President and Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. He was also Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

     SAMUEL A. OOLIE is Chairman and Chief Executive Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held those positions since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. He also has been a director of CFC Associates, a venture capital partnership, since January 1984 and Chairman of New Thermal Corp., an extruder of plastic profiles for the window industry, since January 1991. He was Chairman of the Nostalgia Network, a cable television network from April 1987 to January 1990. Mr. Oolie also serves as a director of Avesis, Inc. and Comverse Technology, Inc.

     ALASTAIR KEITH has been a general partner of CA Partners since March 1992. From January 1992 to April 1995 he acted as an advisor to the Ministry of Privatization in the Czech Republic. For 20 years prior thereto, he was employed by Brown Brothers Harriman & Company where he held senior management positions in a variety of the firm's domestic and international businesses.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1994, to December 31, 1994, all filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with except that Irene Lebovics, Senior Vice President of the Company, filed a Form 5 on May 1, 1995, covering four sales made in December, 1994 which had not been reported on a timely basis on Form 4; James W. Hiney, then Vice President, General Counsel and Secretary of the Company, filed a Form 5 on May 1, 1995 covering two sales made in September 1994 which had not been reported on a timely basis on Form 4, and Graham P. Eatwell, Vice President, Technology of the Company, filed a Form 3 on May 1, 1995 which had not been filed on a timely basis.

INFORMATION CONCERNING THE BOARD

     The Board of Directors of the Company held eight meetings (not including four actions by unanimous written consent) during the fiscal year ended December 31, 1994. No incumbent director during such time was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served.

     The Company has a Compensation Committee, an Option Committee and an Audit Committee. During the period between February 11, 1994, and February 15, 1995, the Board of Directors delegated the authority and responsibilities of the Option Committee described below to the Compensation Committee. The Compensation Committee, which reviews and determines the compensation of the Company's senior management, is composed of Messrs. McCloy, Keith, and Oolie. The Option Committee reviews and takes action with respect to matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company and in this regard to establish and provide for the administration of plans under which any of the same may be granted or issued. The Option Committee is composed of Messrs. McCloy and Oolie, each of whom is a "disinterested person" as defined under Rule 16b-3 promulgated under the Exchange Act. During the fiscal year ended December 31, 1994, the Compensation Committee held nine meetings and the Option Committee held two meetings.

     The Audit Committee, which reviews the activities of the Company's independent auditors and which is composed of Messrs. McCloy, Keith and Oolie held two meetings during the fiscal year ended December 31, 1994.

     The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Co-Chairmen.

DIRECTORS' FEES, RESTRICTED STOCK AND STOCK OPTIONS

     With the exception of the consulting fee paid to Mr. Haft, and the options granted under the Directors Plan, as described below under "Compensation Arrangements for Certain Officers and Directors," none of the Company's directors received any fees for his services as a director during 1994, except that under the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "Stock Incentive Plan"), each non-employee director of the Company is granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company. Such restricted shares are granted to each non-employee director upon his or her initial election to the Board and upon each subsequent election. All of such restricted shares are made subject to a restriction period of three (3) years from the date of grant during which such shares may not be transferred or encumbered. On May 11, 1994, 5,000 restricted shares were granted to each of

Messrs. Haft, Keith, and Oolie, pursuant to the Stock Incentive Plan. In addition, all new non-employee directors will be granted stock options for 75,000 shares of the Company's common stock as an inducement to become members of the Board of Directors. Such grants will be made upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant. Such options will vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election.

                         ADOPTION OF THE DIRECTORS PLAN

     On November 15, 1994 the Board of Directors adopted, subject to stockholder approval, the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Directors Plan"). Under the Directors Plan, options to purchase shares of the Company's common stock were granted to two (2) Directors of the Company, Messrs. Haft and Keith, in consideration and recognition of Mr. Haft assuming additional responsibilities as President and Chief Executive Officer and Mr. Keith assuming additional responsibilities as Chairman of the Finance Committee of the Company and for the purpose of promoting the interests of the Company and its stockholders by providing Messrs. Haft and Keith with an incentive to share in the increase in the value of the common stock of the Company and to exert their maximum efforts on behalf of the Company in fulfilling such additional responsibilities.

The material features of the Director's Plan include the following:

- The aggregate number of shares of the Company's common stock reserved for grants of options to purchase shares of the Company's common stock was 590,000 shares as the Directors Plan was originally adopted. On May 8, 1995 the Board of Directors, subject to stockholder approval, increased this number of shares to 725,000 shares by an amendment to the Directors Plan.

- The Directors Plan will be administered by the Board of Directors.

- The persons who are eligible to receive options under the Directors Plan are limited solely to the members of the Board of Directors who served in the positions of: (a) Co-Chairman, President and Chief Executive Officer, and (b) Chairman of the Finance Committee on November 15, 1994.

- Under the Directors Plan options were granted as follows:

     -- Mr. Haft, Co-Chairman, President and Chief Executive Officer of the
        Company on November 15, 1994, was granted options to purchase 390,000 shares of common stock of the Company on the following dates in the amounts set forth opposite each such date:

                           GRANT DATE                      NUMBER OF SHARES    EXERCISE PRICE
        ------------------------------------------------   ----------------    --------------
        November 15, 1994...............................        120,000           $ 1.0625
        December 15, 1994...............................         45,000             0.75
        January 15, 1995................................         45,000             0.875
        February 15, 1995...............................         45,000             0.6875
        March 15, 1995..................................         45,000             0.7813
        April 15, 1995..................................         45,000             0.6875
        May 15, 1995....................................         45,000             0.75

Under the terms of the amendment to the Directors Plan adopted by the Board of Directors, subject to stockholder approval, on May 8, 1995, described above, 135,000 additional options were granted to Mr. Haft on the following dates in the amounts set forth opposite each such date:

                           GRANT DATE                      NUMBER OF SHARES    EXERCISE PRICE
        ------------------------------------------------   ----------------    --------------
        June 15, 1995...................................         45,000           $ 0.6563
        July 15, 1995...................................         45,000             0.7188
        August 15, 1995.................................         45,000             1.2188

     -- Mr. Keith, Chairman of the Finance Committee of the Company on November
        15, 1994, was granted options to purchase 200,000 shares of common stock of the Company on the following dates in the amounts set forth opposite each such date:

                           GRANT DATE                      NUMBER OF SHARES    EXERCISE PRICE
        ------------------------------------------------   ----------------    --------------
        November 15, 1994...............................         50,000           $ 1.0625
        December 15, 1994...............................         25,000             0.75
        January 15, 1995................................         25,000             0.875
        February 15, 1995...............................         25,000             0.6875
        March 15, 1995..................................         25,000             0.7813
        April 15, 1995..................................         25,000             0.6875
        May 15, 1995....................................         25,000             0.75

- No option granted under the Directors Plan can be effective if the recipient is not a Director of the Corporation on the relevant date of grant.

- If the Directors Plan is not approved by the stockholders by November 15, 1995, it is to be of no force and effect and all options granted under the Directors Plan before its approval by the stockholders are granted subject to such approval and may not be exercised prior to such approval.

- Options granted under the Directors Plan become fully exercisable on the later to occur of (a) the date the Directors Plan is approved by the stockholders or
  (b) the relevant grant date for the option.

- All options granted under the Directors Plan expire on November 15, 1999.

- The purchase price for each share of common stock subject to an option granted under the Directors Plan is the fair market value of the common stock on the relevant grant date.

- The Board of Directors may, in its discretion, make loans available to the participants, on reasonable terms, with funds to be provided by the Company, to facilitate the payment by a participant of the exercise price of, or any tax withholding obligation incurred with respect to, any options granted under the Directors Plan.

- If there is a change in the number or type of outstanding shares of the Company's common stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or other similar event, or if there is a distribution to stockholders of the Company's common stock other than a cash dividend, appropriate adjustments shall be made to the number and kind of shares subject to options under the Directors Plan; the purchase price for shares of common stock covered by options; and other relevant provisions, to the extent that the Board of Directors in its sole discretion, determines that such changes make such adjustment necessary to be equitable.

- Options are non-assignable and non-transferable other than by will or the laws of descent and distribution.

- The Board of Directors may at any time or times amend the Directors Plan or amend any outstanding options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law provided that no amendment of any outstanding option shall contain terms or conditions inconsistent with the provisions of the Directors Plan and provided that no amendment of the Directors Plan or of any outstanding option shall without the approval of the stockholders: (i) increase the maximum number of shares of common stock to which options may be granted under the Directors Plan; (ii) reduce the price at which options may be granted below the price specified in the Directors Plan; (iii) reduce the exercise price of outstanding options; (iv) extend the period during which an outstanding option may be exercised beyond the maximum period specified in the Directors Plan; (v) materially increase in any other way the benefits accruing to the participants; or (vi) change the class of persons eligible to be participants.

     The following table sets forth certain additional details concerning the Directors Plan.

                               NEW PLAN BENEFITS

                        NAME AND POSITION                       $ VALUE(1)     NUMBER OF UNITS
    ----------------------------------------------------------  ----------     ---------------
    Jay M. Haft, Co-chairman,
      President and Chief Executive Officer...................   $ 94,213          525,000
    Alastair Keith, Chairman, Finance Committee...............     36,717          200,000
    Executive Group(2)........................................     94,213          525,000
    Non-Executive Director Group(3)...........................     36,717          200,000
    Non-Executive Officer Employee Group(4)...................          0                0

---------------
(1) Based on the difference between the closing price of the Company's common stock on the NASDAQ National Market System on September 30, 1995 ($1.00) and the relevant option exercise prices (as shown on pages 5 and 6).

(2) One person.

(3) One person.

(4) None.

     Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

     The Board of Directors recommends a vote FOR approval of the adoption of the Directors Plan, as amended.

                              INDEPENDENT AUDITORS

INDEPENDENT ACCOUNTANTS FOR 1995

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Richard A. Eisner & Company, LLP to audit the accounts of the Company for the fiscal year ending December 31, 1995. Such firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company. The Company's Audit Committee is composed of Messrs. McCloy, Keith and Oolie and has responsibility for selecting auditors.

     Richard A. Eisner & Company, LLP was selected by the Board of Directors to audit the accounts of the Company for the fiscal year ended December 31, 1994.

     Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Richard A. Eisner & Company, LLP as independent auditors.

CHANGE IN INDEPENDENT ACCOUNTANTS

     In April 1993, the accounting firm of Coopers & Lybrand was selected by the Audit Committee to replace the accounting firm of Richard A. Eisner & Company as independent accountants for the Company. The decision to change accountants was approved by the Board of Directors and resulted from a regular periodic evaluation process and a change in the Company's needs and requirements primarily due to the growth of the Company's European and Far Eastern business and the Company's planned expansion of the size and number of its off-shore facilities. The appointment of Coopers & Lybrand as independent auditors of the Company for the fiscal year ended December 31, 1993, was ratified by the stockholders at the Annual Meeting held on May 27, 1993.

     During the two fiscal years and the interim period preceding the dismissal of Richard A. Eisner & Company, there were no disagreements with such accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements (if not resolved to the satisfaction of such accountants) would have caused them to make reference in connection with their report to the subject matter of the disagreements. The accountants' report on the financial statements of the Company for each of the fiscal years ended December 31, 1992, and December 31, 1991, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope or accounting principles.

     During the two fiscal years and the interim period preceding the dismissal of Richard A. Eisner & Company, the Company (or anyone on the Company's behalf) did not consult Coopers & Lybrand, the newly engaged accountants, regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     On December 21, 1994, Coopers & Lybrand LLP, (formerly Coopers & Lybrand) notified the Company that the client-auditor relationship between the Company and Coopers & Lybrand LLP had ceased.

     During the Company's fiscal year ended December 31, 1993, and during the interim period preceding their resignation as the Company's independent accountants there were no disagreements with Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Coopers & Lybrand LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

     The report of Coopers & Lybrand LLP dated March 24, 1994 on the Company's consolidated financial statements as of and for the year ended December 31, 1993, did not contain an adverse opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. On December 19, 1994, Coopers & Lybrand LLP reissued its report on the Company's consolidated financial statements as of and for the fiscal year ended December 31, 1993, which reissued report was filed in the Company's Current Report on Form 8-K on December 19, 1994, and is contained in the Company's 1994 Annual Report. The reissued report of Coopers & Lybrand LLP contains a paragraph which emphasizes certain uncertainties arising subsequent to the date of their original report which are described in "Risk Factors -- Current Financial Condition; Cash Position" appearing in the Company's Current Report on Form 8-K, Item 5, filed on December 19, 1994. Such subsequent uncertainties with respect to the availability of funds to sustain the Company's activities indicated at December 19, 1994 that the Company may be unable to continue as a going concern through 1995.

     On January 5, 1995, the Company engaged Richard A. Eisner & Company LLP (formerly Richard A. Eisner & Company) as independent accountants to audit the consolidated financial statements of the Company for the year ended December 31, 1994, replacing Coopers & Lybrand LLP. The decision to engage Richard A. Eisner & Company LLP was approved by the Audit Committee of the Company's Board of Directors. During the fiscal year ended December 31, 1993, and the subsequent period, neither the Company nor any person on the Company's behalf consulted Richard A. Eisner & Company LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     As was reported in the Compensation Committee report for the fiscal year ended December 31, 1993 contained in the 1994 Proxy Statement, the Compensation Committee approved base salaries for Messrs. McCloy and Parrella of $195,000 each, together with an annual automobile allowance and a $2 million term life insurance policy, the premiums for which were paid by the Company. In addition, each of Messrs. McCloy and Parrella were eligible to receive bonuses in such amounts (if any) to be determined by the Compensation Committee in accordance with the criteria described below.

     The non-cash element of this compensation package remained unchanged from the prior year. The increase in the cash portion was based in part on the contribution by Messrs. McCloy and Parrella to the successful completion of the equity offering in December 1993 and in part on the expectation that the development efforts of prior years were about to produce increased revenues for the Company. In addition, the Committee believed the cash compensation that had been paid to Messrs. McCloy and Parrella in prior years had been unduly constrained by the Company's limited cash resources. Furthermore as described below, it was anticipated that the portion of their total compensation that had historically been paid in the form of options would be reduced for 1994.

     For the fiscal year ended December 31, 1994, the Compensation Committee determined that it would significantly reduce the number of options used for bonus compensation for executives from those levels granted in the past and that options would henceforth only be used as an inducement for a new hire or a job change or as a reward for a special accomplishment. It was further determined that executive bonuses would be paid in cash and only on the basis of improvements in performance and results of operations or improvements in stockholder value. Consistent with this compensation discipline, no executive bonuses were paid based on the Company's operations in 1994.

     As 1994 progressed, it became evident that a number of products upon which the Company was depending for future revenues were taking longer to develop than originally anticipated and that the cash flow forecasted early in the year was not being realized. Accordingly, the Company took a number of steps to reduce its expenditures, restructure its operations and curtail its use of cash. These steps included a significant reduction in the Company's work force, a realignment of the senior management team, a 20% across the board reduction in the overall level of senior management compensation and other steps aimed at stabilizing the Company's financial condition.

     In particular, on September 8, 1994, Mr. Haft was appointed Chairman of the Executive Committee. When it became apparent that more radical changes were required if the restructuring of the Company was to be successfully completed, Mr. Haft was asked to increase his involvement in the Company and assume the responsibilities of Chief Executive Officer and President. On November 15, 1994, the Executive Committee was abolished; Mr. McCloy stepped down as Chief Executive Officer and became Co-Chairman; Mr. Parrella stepped down as President and was appointed Executive Vice President with specific responsibility for technical product matters, strategic sales and marketing; and Mr. Haft was appointed CoChairman, Chief Executive Officer and President. It is the intent of Mr. Haft and the Board of Directors that once a suitable candidate is found, he will step down from his role as Chief Executive Officer.

     Upon assuming the role of Chairman of the Executive Committee, the Company agreed to pay Mr. Haft a consulting fee of $10,000 per month. In determining the appropriate level of the consulting fee, the Committee took into account that Mr. Haft would be devoting the majority of his time to the affairs of the Company, at least on a short term basis, and that he would be the key decision maker on the Executive Committee. Accordingly, his consulting fee was made roughly equivalent, on a pro-rata basis to the salaries being paid Messrs. McCloy and Parrella.

     Upon Mr. Haft's appointment as Co-Chairman, Chief Executive Officer and President on November 15, since the Company did not have the cash resources with which to compensate Mr. Haft for his increased responsibilities, it was decided to extend his consulting contract on its original terms and to provide him with a grant of options to purchase the Company's common stock at its fair value on the date of grant. Accordingly, Mr. Haft would only benefit from these options if the price of the Company's common stock appreciated as a result of his efforts. Given the difficult condition of the Company at the time these options were granted, it was by no means clear that there would be any meaningful appreciation in their value, in which case Mr. Haft's only compensation would be his consulting fee. It was agreed to grant Mr. Haft options to purchase 390,000 shares of the Company's common stock in monthly installments over the succeeding six month period, such grant to be subject to the approval of the stockholders at the next meeting of stockholders. The total amount of options granted to Mr. Haft represents approximately one half of one per cent of the stock of the Company on a fully diluted basis. See "Adoption of Directors Plan" above and "Compensation Arrangements with Certain Officers and Directors" below.

     At the same time, in line with their revised responsibilities and with the Company's diminished financial resources, the salaries of Messrs. McCloy and Parrella were adjusted downward to $75,000 and $70,000 respectively. Given the importance of Mr. Parrella to the Company during this period of operational and financial restructuring, as an inducement to remain with the Company during this period of transition, Mr. Parrella was granted an option to acquire 150,000 shares of the Company's common stock, of which 60,000 shares was granted immediately and options for 15,000 shares were granted on the fifteenth day of each of the next six months. In determining the appropriate level of this option grant, no reference was made to the practices of other companies, rather the Compensation Committee considered the needs of the Company, its available resources, and the damage that would be done to the restructuring effort if the company lost the services of Mr. Parrella.

     Simultaneously with the restructuring and reorganization outlined above, Mr. Keith was appointed as Chairman of the Company's Finance Committee. Upon such appointment, Mr. Keith was granted options to purchase 200,000 shares of the Company's common stock to be granted in installments over the following six months, such grant to be subject to the approval of the stockholders at the next meeting of stockholders. The grant of options to Mr. Keith reflected the additional amount of time and effort that he was being asked to devote to the Company and its restructuring effort, for which he was not being paid in his capacity as a non-executive director. The total amount of options granted to Mr. Keith represents less than one third of one per cent of the stock of the Company on a fully diluted basis. See "Adoption of Directors Plan" above and "Compensation Arrangements with Certain Officers and Directors" below.

SUBSEQUENT EVENTS

     By May of 1995, the Company's restructuring program was well under way but the Company's difficult financial situation and uncertain prospects had thwarted the search for a new Chief Executive Officer. Accordingly, it was decided to extend the arrangement with Mr. Haft for a further three months and to grant him additional options to purchase 135,000 shares of the Company's common stock to be granted in three equal installments during such extension. In recognition of the efforts of Mr. Parrella (and other senior executives) under very adverse conditions and of the importance of their continued contribution to the ongoing restructuring program, it was decided to award Mr. Parrella a cash bonus of $25,000 together with a grant of 45,000 options, to be made available in equal installments over the following three months, subject to his being in the employ of the Company at the time of grant. Other senior executives were also awarded cash bonuses which in the aggregate did not exceed $50,000.

     On July 6, Mr. Haft stepped down as President while retaining the title and responsibility of Chief Executive Officer and the Board of Directors appointed Mr. Parrella as President. Consistent with these changes in their responsibilities, Mr. Haft's consulting fee was reduced by $4,000 per month and Mr. Parrella's salary was increased by $4,000 per month.

COMPENSATION

     Set forth below is certain information for the three fiscal years ended December 31, 1994, 1993 and 1992 relating to compensation received by each person who served as the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1994, exceeded $100,000 for services rendered in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                               ANNUAL COMPENSATION                   ----------------------
                                 ------------------------------------------------    RESTRICTED    OPTIONS
                                                                   OTHER ANNUAL        STOCK       WARRANTS     ALL OTHER
      NAME AND POSITION          YEAR    SALARY($)    BONUS($)    COMPENSATION($)      AWARDS      SARS(#)     COMPENSATION
------------------------------   ----    ---------    --------    ---------------    ----------    --------    ------------
Jay M. Haft...................   1994    $  30,000(1) $    --         $    --          $8,750(2)   165,000        $   --
  Co-Chairman; Chief Executive
  Officer & President(1)

John J. McCloy................   1994      195,000         --           5,975              --           --         7,358(5)
  Co-Chairman; Chairman and      1993      165,000     66,464 (4)      19,922              --      250,000         9,836(5)
  Chief Executive Officer(3)     1992      125,000     24,405              --              --      250,000         2,407(6)

Michael J. Parrella...........   1994      195,000         --           9,458              --       75,000         3,858(5)
  Executive Vice President;      1993      165,000     50,000           8,907              --      250,000         5,676(5)
  President(7)                   1992      125,000     24,405              --              --      250,000         2,407(6)

Irene Lebovics................   1994      107,250         --              --              --           --            --
  Senior Vice President          1993      100,000     30,000              --              --      115,000            --
                                 1992       90,000         --              --              --       51,300            --

Graham P. Eatwell.............   1994      120,957         --              --              --           --            --
  Senior Vice President          1993      102,691     30,000              --              --       90,000            --
                                 1992       86,525         --              --              --       47,950            --

James W. Hiney................   1994       85,000     50,000              --              --           --            --
  Vice President, General        1993       80,000         --              --              --       30,000            --
  Counsel & Secretary; Vice      1992       79,917         --              --              --        4,554            --
  President/Patent Counsel(8)

---------------
(1) Mr. Haft, a non-employee director of the Company, was elected Co-Chairman of the Board, Chief Executive Officer and President on November 15, 1994. Amounts shown as salary consist of fees paid to Mr. Haft for service as Co-Chairman, Chief Executive Officer and President.

(2) Consists of 5,000 restricted shares of the Company's common stock granted to Mr. Haft on May 11, 1994 pursuant to the Company's Stock Incentive Plan valued at $1.75 per share, the market price of the common stock on that date. See "Directors' Fees and Stock Options." As of December 31, 1994, Mr. Haft held 10,000 restricted shares of common stock which were worth $7,500, based on the market price of the common stock on that date.

(3) Mr. McCloy served as Chairman and Chief Executive Officer until November 15, 1994.

(4) Consists of bonus of $50,000 and interest waived of $16,464.

(5) Consists of the annual premiums for a $2 million personal life insurance policy for 1993, 1994 and 1995 paid by the Company on behalf of Mr. McCloy and Mr. Parrella in 1993 and 1994.

(6) Messrs. McCloy and Parrella agreed with the Company that in lieu of salaries for the period March 1, 1988, to February 28, 1990, each would receive 2% of funds received from the Company's financing and business transactions during such period up to a maximum of $150,000 each per year. In May 1989, these agreements were amended to permit each of Messrs. McCloy and Parrella to receive cumulative compensation through February 28, 1990, of up to $300,000 each, for the two year period of such agreements. In February 1990, the Board of Directors extended these agreements through the end of 1990. An unpaid accrual at December 31, 1990, for Mr. Parrella under his agreement amounted to $13,483. $11,000 of this amount was paid during 1991. The compensation payable to Messrs. McCloy and Parrella under this agreement was extended to continue through 1991. Unpaid accruals under these agreements aggregated $2,407 at December 31, 1991, for each of Messrs. McCloy and Parrella. Those amounts were paid during 1992.

(7) Mr. Parrella served as President until November 15, 1994.

(8) Mr. Hiney served as Vice President/Patent Counsel until November 15, 1994.

STOCK OPTIONS AND WARRANTS

     The following tables summarize the Named Executive Officers' stock option and warrant activity during 1994. The Options Granted Table does not include information relating to options granted on February 11, 1994 as part of bonus compensation for 1993, which grants were reported as compensation for 1993 in the Company's 1994 Proxy Statement.

                            OPTIONS GRANTED IN 1994

                                                                                           POTENTIAL REALIZED
                                                                                                 VALUE
                                                                                           AT ASSUMED ANNUAL
                                            PERCENT OF                                    RATES OF STOCK PRICE
                             SHARES            TOTAL                                        APPRECIATION FOR
                           UNDERLYING     OPTIONS GRANTED     EXERCISE                       OPTION TERM(3)
                            OPTIONS        TO EMPLOYEES        PRICE       EXPIRATION     --------------------
         NAME              GRANTED(#)         IN 1994         $/SHARE         DATE           5%          10%
-----------------------    ----------     ---------------     --------     ----------     --------     -------
Jay M. Haft(1).........      120,000           12.03%          $ 1.06        11/15/99     $(13,024)    $16,085
                              45,000            4.51             0.75        11/15/99        9,066      19,982

Michael J. Parrella(2).       60,000            6.02             1.06        11/15/99       (6,512)      8,043
                              15,000            1.50             0.75        11/15/99        3,022       6,661

---------------
(1) Options granted to Mr. Haft were granted pursuant to the Company's Option Plan for Certain Directors and are subject to shareholder approval. All options will be fully vested upon receipt of such approval.

(2) Options granted to Mr. Parrella were granted pursuant to the Company's Stock Incentive Plan and are fully vested.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation if any, of the stock price.

               1994 AGGREGATED OPTIONS AND WARRANT EXERCISES AND
                  DECEMBER 31, 1994 OPTION AND WARRANT VALUES

                                                              NUMBER OF SHARES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                           NUMBER OF                          AND WARRANTS AT                AND WARRANTS AT
                        SHARES ACQUIRED      VALUE           DECEMBER 31, 1994              DECEMBER 31, 1994
        NAME              ON EXERCISE       REALIZED     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
---------------------   ---------------    ----------    --------------------------    ---------------------------


Jay M. Haft..........            --        $       --        450,000      165,000       $  40,000       $ 2,813

John J. McCloy II....       190,000           259,375      2,322,825           --         302,989            --

Michael J. Parrella..       570,000         2,002,500      2,024,456           --         220,747            --

Irene Lebovics.......       706,050         2,501,314        341,300           --              --            --

Graham P. Eatwell....       166,667           567,085        162,950           --              --            --

James W. Hiney.......        95,000           193,513         54,554           --              --            --

COMPENSATION ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

     On November 15, 1994, the Board of Directors and its Compensation Committee took a number of compensation actions. Mr. Haft will be paid a consulting fee of $10,000 per month for such period that he serves as Chief Executive Officer and President of the Company. Mr. McCloy's salary was reduced to $75,000 per year and Mr. Parrella's salary was reduced to $70,000 per year. In connection with the reduction in his salary, Mr. Parrella was granted five year options to purchase 150,000 shares of the Company's common stock under the Company's Stock Incentive Plan, of which options to purchase 60,000 shares were granted immediately and options to purchase 15,000 shares were to be deemed granted on the 15th day of each month from December 1994 through May 1995 provided that Mr. Parrella is employed by the Company on each such date. The options granted Mr. Parrella under the Stock Incentive Plan have exercise prices equal to the fair market value of the Company's common stock on the grant dates. On May 8, 1995, The Compensation Committee granted Mr. Parrella additional five year options to purchase 45,000 shares of the Company's common stock of which options to purchase 15,000 shares were to be deemed granted on the 15th day of June, July and August 1995. Such options have exercise prices equal to the fair market value of the common stock on their respective grant dates and were subject to the same other terms and conditions as the earlier options. The Board also adopted the Directors Plan. Under the Directors Plan, which is subject to stockholder approval, Mr. Haft was granted five-year options to purchase 390,000 shares of the Company's common stock, of which options to purchase 120,000 shares were granted immediately and options to purchase 45,000 shares were to be deemed granted on the 15th day of each month from December 1994 through May 1995, and Mr. Keith was granted five-year options to purchase 200,000 shares of common stock, of which options to purchase 50,000 shares were granted immediately and options to purchase 25,000 shares were to be deemed granted on the 15th day of each month from December 1994 through May 1995, provided, in each instance, that Mr. Haft or Mr. Keith is a director of the Company on such date. On May 8, 1995, under an amendment to the Directors Plan, which is also subject to shareholder approval, Mr. Haft was granted additional five-year options to purchase 135,000 shares of the Company's common stock of which options to purchase 45,000 shares of common stock were to be deemed granted on the 15th day of June, July and August 1995. Such options were subject to the same other terms and conditions as the earlier options. The options granted under the Directors Plan have exercise prices equal to the fair market value of the Company's common stock on the grant dates.

     On August 15, 1995, Mr. Haft resigned and Mr. Parrella was elected as President of the Company at which time Mr. Haft's consulting fee was reduced to $6,000 per month and Mr. Parrella's salary was increased to $118,000 per year.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $.375 per share, being the market price of the Company's common stock on the date of such authorization, based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

     In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, Executive Vice President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman, President and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1994, the Company was not required to make any such payments to ERI under these agreements.

     In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of the Company's common stock at $3.00 per share. The last sale price for the Company's common stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of common stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of its common stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

     Under the terms of the second of the three Marketing Agreements, QSI is granted a nonexclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

     Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1994, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

     The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1994, the Company made no payments to QSI for project management services.

     In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances including NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

     Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

     In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

     The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

                               PERFORMANCE GRAPH

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

          NOISE CANCELLATION TECHNOLOGIES, INC.--STOCK PERFORMANCE(1)


                                                                                    NASDAQ
                                                                    NASDAQ        ELECTRONIC
      MEASUREMENT PERIOD                         RUSSELL 2000      COMPOSITE      COMPONENTS
    (FISCAL YEAR COVERED)             NCT          INDEX(3)          INDEX      STOCK INDEX(3)
2/28/90(2)                            100             100             100             100
12/31/90                               64              86              90              88
12/31/91                              718             125             145             125
12/31/92                              546             148             169             196
12/31/93                              427             176             194             269
12/31/94                              109             173             190             298

---------------
(1) Assumes an investment of $100.00 in the Company's common stock and in each index on February 28, 1990.

(2) The Company's common stock first became registered under Section 12 of the Exchange Act on February 12, 1990.

(3) In the 1994 and 1993 Proxy Statements the Company selected the Russell 2000 Index composed of companies with market values between $20,000,000 and $300,000,000. The Company has now also selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of September 30, 1995, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer, and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                                                                        APPROXIMATE
                                                              AMOUNT AND NATURE         PERCENTAGE
                 NAME OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP(1)    OF CLASS(1)
    ---------------------------------------------------   --------------------------    -----------
    John J. McCloy II..................................            3,858,291(2)             4.19
    Michael J. Parrella................................            1,674,456(3)             1.87
    Samuel A. Oolie....................................            1,123,357(4)             1.25
    Jay M. Haft........................................              484,891(5)             0.73
    Alastair Keith.....................................              110,000(6)             0.12
    Irene Lebovics.....................................            1,046,817(7)             1.16
    Graham P. Eatwell..................................              162,950(8)             0.18
    All executive officers & Directors as a group (9
      persons).........................................            9,009,480(9)             9.44

---------------
 (1) Assumes the exercise of currently exercisable outstanding options or warrants to acquire shares of common stock. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.

 (2) Includes 972,825 shares issuable upon the exercise of currently exercisable warrants and 850,000 shares issuable upon the exercise of currently exercisable stock options.

 (3) Includes 1,199,456 shares issuable upon the exercise of currently exercisable warrants and 475,000 shares issuable upon the exercise of currently exercisable stock options.

 (4) Includes 97,577 shares issuable upon the exercise of currently exercisable warrants and 250,000 shares issuable upon the exercise of currently exercisable stock options and 10,000 restricted shares.

 (5) Includes 190,000 shares issuable upon the exercise of currently exercisable warrants and 250,000 shares issuable upon the exercise of currently exercisable stock options and 10,000 restricted shares.

 (6) Includes 75,000 shares issuable upon the exercise of currently exercisable stock options and 10,000 restricted shares.

 (7) Includes 175,000 shares issuable upon the exercise of currently exercisable warrants and 166,300 shares issuable upon the exercise of currently exercisable stock options.

 (8) Includes 162,950 shares issuable upon the exercise of currently exercisable stock options.

 (9) Includes 2,659,858 shares issuable to 8 executive officers and Directors of the Company upon the exercise of currently exercisable warrants, 2,582,168 shares issuable upon the exercise of currently exercisable stock options issued to 9 executive officers and directors of the Company and 30,000 restricted shares issued to three directors of the Company.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Company by December 6, 1995, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

Linthicum, Maryland
October 2, 1995

                     NOISE CANCELLATION TECHNOLOGIES, INC.
                       OPTION PLAN FOR CERTAIN DIRECTORS
                          (Adopted November 15, 1994)
                             (Amended May 8, 1995)

                 1. Purpose. The purpose of this plan (the "Plan") is to promote the interests of Noise Cancellation Technologies, Inc. (the "Corporation") and its stockholders by (a) affording to certain members of the Board of Directors of the Corporation (the "Board") an incentive, by means of an opportunity to acquire Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), to share in the increase in the value of the Common Stock and to exert their maximum efforts on the Corporation's behalf and
(b) recognizing the contributions and sacrifices made by certain members of the Board.

                 2. Administration. The Plan shall be administered by the Board. The Board shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding upon all persons.

                 3. Shares Subject to the Plan. The aggregate number of shares of Common Stock covered by stock options (the Options ) granted pursuant to the Plan is 725,000(1) shares, subject to adjustment under Section 11. Shares which may be delivered on exercise of Options may be previously issued shares reacquired by the Corporation or authorized but unissued shares.

                 4. Eligibility. Options under the Plan shall be granted solely to the members of Board who served in the positions of (a) Co-Chairman, President and Chief Executive Officer and (b) Chairman of the Finance Committee on November 15, 1994, the date of the adoption of the Plan by the Board (such persons sometimes referred to herein as the "Participants") as of the dates, in
the amounts and on the terms set forth in this Plan.                         (1)


------------------
(1) Increased from original 590,000 shares by amendment adopted by the Board of Directors on May 8, 1995 subject to stockholder approval.

                 5.     Option Grants.

                        a) Grants to Co-Chairman, President and Chief Executive Officer. The person who served as Co-Chairman, President and Chief Executive Officer on November 15, 1994 shall automatically, without further action by the Board, be granted Options to purchase 525,000(2) shares of Common Stock. The Options shall be granted on the following dates in the amount set forth opposite each such date (each date a Grant Date):

                        Grant Date                          Number of Shares

                        November 15, 1994                       120,000
                        December 15, 1994                        45,000
                        January 15, 1995                         45,000
                        February 15, 1995                        45,000
                        March 15, 1995                           45,000
                        April 15, 1995                           45,000
                        May 15, 1995                             45,000
                        June 15, 1995                            45,000  (2)
                        July 15, 1995                            45,000  (2)
                        August 15, 1995                          45,000  (2)

                        b) Grants to Chairman of the Finance Committee. The person who served as Chairman of the Finance Committee on November 15, 1994 shall automatically, without further action by the Board, be granted Options to purchase 200,000 shares of Common Stock. The Options shall be granted on the following Grant Dates in the amounts set forth opposite each such Grant Date:

                        Grant Date                          Number of Shares

                        November 15, 1994                        50,000
                        December 15, 1994                        25,000
                        January 15, 1995                         25,000
                        February 15, 1995                        25,000
                        March 15, 1995                           25,000
                        April 15, 1995                           25,000
                        May 15, 1995                             25,000
(2)


------------------
(2) Increased from original 390,000 shares by amendment adopted by the Board of Directors on May 8, 1995 subject to stockholder approval.

                        c) Limitation on Grants. No Option grant pursuant to Sections 5(a) or 5(b) shall be effective if the recipient of such Option is not a director of the Corporation on the relevant Grant Date.

                 1. Effective Date; Stockholder Approval. The Plan shall become effective upon approval by the Board; provided, however, that the Plan shall be submitted to the stockholders of the Corporation for approval, and if not approved by the stockholders within one year from the date of approval by the Board shall be of no force and effect. Options granted hereunder before approval of the Plan by the stockholders shall be granted subject to such approval and shall not be exercisable before such approval.

                 2. Exercisability of Options. Each Option granted hereunder shall become fully exercisable on the later to occur of (a) the date the Plan is approved by stockholders pursuant to Section 6 or (b) the relevant Grant Date for such Option.

                 3. Expiration of Options. Each Option granted hereunder shall expire at 5:00 p.m., Eastern Time, on November 15, 1999.

                 4. Purchase Price; Exercise. The purchase price for each share of Common Stock subject to an Option shall be the fair market value of the Common Stock on the relevant Grant Date. Options shall be exercisable only upon payment to the Corporation of the purchase price of the Options. Payment for the exercise of Options shall be made in United States dollars, payable in cash, by check, in whole shares of Common Stock, or in a combination of whole shares of Common Stock and cash, having an aggregate fair market value equal to the purchase price of the Options. Exercise of an Option shall be by written notice in the form and manner determined by the Board.

                 5. Loans. The Board may, in its discretion, make loans available to Participants, on reasonable terms, with funds to be provided by the Corporation, to facilitate the payment by a Participant of the exercise price of, or any tax withholding obligation incurred with respect to, any Options granted under this Plan. The Board may, in its discretion, take other steps to enable the Corporation to facilitate the payment of such exercise price or tax withholding obligations, including but not limited to arranging for the provision of loans by, or other arrangements with, third parties, including but not limited to banks or brokers, with or without a guarantee of such loans by the Corporation.

                 6. Adjustment Upon Changes in Capitalization. If there is a change in the number or kind of outstanding shares of the Corporation's stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or other similar event, or if there is a distribution to stockholders of the Corporation's Common Stock other than a cash dividend, appropriate adjustments shall be made by the Board to the number and kind of shares subject to Options under the Plan; the purchase price for shares of Common Stock covered by Options; and other relevant provisions, to the extent that the Board in its sole discretion, determines that such changes make such adjustments necessary to be equitable.

                 7. Transferability of Options. Options shall be non-assignable and non-transferable by the Participants other than by will or the laws of descent and distribution, and shall be exercisable during a Participant's lifetime only by the Participant or his agent, attorney-in-fact, or guardian.

                 8. Laws and Regulations. The Plan, the grant and exercise of Options and the obligations of the Corporation to sell or deliver shares of Common Stock under the Plan shall be subject to all applicable laws, regulations and rules.

                 9. Tax Withholding. Any payment to or settlement with a Participant in cash, or in Common Stock, pursuant to any provision of the Plan shall be subject to withholding of income tax, FICA tax or other taxes to the extent the Corporation is required to make such withholding. Any required withholding payable by a Participant with respect to any tax may be paid in cash, in whole shares of Common Stock or in a combination of whole shares of Common Stock and cash, having an aggregate fair market value equal to the amount of any required withholding obligation.

10.    Amendments.

                 d) The Board may at any time or times amend the Plan or amend any outstanding Options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law, provided that no amendment of any outstanding Options shall contain terms or conditions inconsistent with the provisions of the Plan as determined by the Board.

                 e) Except as provided in Section 11, no such amendment shall, without the approval of the stockholders of the Corporation: (i) increase the maximum number of shares of Common Stock for which Options may be granted under the Plan; (ii) reduce the price at which Options may be granted below the price provided for in Section 9; (iii) reduce the Option Price of outstanding Options; (iv) extend the period during which an outstanding Option may be exercised beyond the maximum period provided for in
  Section 8; (v) materially increase in any other way the benefits accruing to Participants; or (vi) change the class of persons eligible to be Participants.

                 f) The provisions of Section 4, 5 and 9 may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or rules thereunder.

          1. Successors. All obligations of the Corporation under the Plan shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Corporation.

          2. Governing Law. The Plan and any and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York and the United States of America.

                    NOISE CANCELLATION TECHNOLOGIES, INC.
                       1025 WEST NURSERY ROAD SUITE 120
                            LINTHICUM, MD.  21090

                            ----------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and Stephen J. Fogarty, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Noise Cancellation Technologies, Inc. held of record by the undersigned on September 30, 1995, at the Annual Meeting of Stockholders to be held on November 8, 1995, or any adjournment thereof.

1.  Election of directors:        FOR all nominees listed below                      WITHHOLD AUTHORITY to vote for
                                  (except as marked to the contrary below)  / /      all nominees listed below  / /

    Jay M. Haft       John J. McCloy II       Michael J. Parrella     Alastair Keith      Samuel A. Oolie

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S
                      NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------


2. To approve the adoption of the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors.

        FOR      / /              AGAINST          / /              ABSTAIN  / /


3. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors for the fiscal year ending December 31, 1995.

        FOR      / /              AGAINST         / /               ABSTAIN  / /


4. At their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

                                                    (continued on reverse side)

(continued from other side)

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

                                          Dated:                         , 1995
                                                 ------------------------


                                           ------------------------------------
                                                        Signature


                                           ------------------------------------
                                                   Signature if held jointly

                                           PLEASE SIGN EXACTLY AS NAME APPEARS
                                           HEREON.  WHEN SHARES ARE HELD BY
                                           JOINT TENANTS, BOTH SHOULD SIGN.
                                           WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                           ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                           PLEASE GIVE TITLE.  IF A
                                           CORPORATION, PLEASE SIGN IN FULL
                                           CORPORATE NAME BY THE PRESIDENT OR
                                           OTHER AUTHORIZED OFFICER.  IF A
                                           PARTNERSHIP, PLEASE SIGN IN
                                           PARTNERSHIP NAME BY AUTHORIZED
                                           PERSON.

                                           PLEASE MARK, SIGN, DATE AND RETURN
                                           THE PROXY CARD PROMPTLY USING
                                           THE ENCLOSED ENVELOPE.

                 [NOISE CANCELLATION TECHNOLOGIES, INC. LOGO]

                    NOISE CANCELLATION TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

                                                  1994 ANNUAL REPORT

                               CORPORATE PROFILE

Noise Cancellation Technologies, Inc. is the industry leader in the design, development, production and distribution of electronic systems that actively reduce noise and vibration.

The company has executive offices in Linthicum, Maryland, research and product development facilities in Linthicum, Maryland and Cambridge, England; and marketing and technical support offices in Stamford, Connecticut and Tokyo, Japan.

The company has a number of strategic supply, manufacturing and marketing alliances with world-class corporations to facilitate commercialization of the technology.

The applications for the company's systems cover a wide range of multi-billion dollar markets, including those served by the transportation, manufacturing, commercial and consumer products industries. Major product areas include headsets, fans, communications, microphones and mufflers.

CONTENTS

-----------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS                                                        1
-----------------------------------------------------------------------------
LETTER TO OUR SHAREHOLDERS                                                  2
-----------------------------------------------------------------------------
NCT AT A GLANCE                                                             3
-----------------------------------------------------------------------------
GENERAL DEVELOPMENT OF BUSINESS                                             4
-----------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                                        7
-----------------------------------------------------------------------------
THE FINANCIAL STATEMENTS                                                   14
-----------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS                                          21
-----------------------------------------------------------------------------
CORPORATE INFORMATION                                                      37
-----------------------------------------------------------------------------
INVESTOR INFORMATION                                                       38
-----------------------------------------------------------------------------

[NOISE CANCELLATION TECHNOLOGIES, INC. LOGO]

FINANCIAL HIGHLIGHTS

YEARS ENDED DECEMBER 31                  1994         1993
------------------------------------------------------------
            (Thousands of dollars, except per share amounts)
Product sales                          $  2,337     $  1,728
Engineering revenue                       4,335        3,598
License fees and other                      452           60
Total Revenues                            7,124        5,386
Company Funded R & D                      9,522        7,963
Net Loss                                (21,907)     (17,191)
Net Loss Per Share                        $(.26)       $(.24)
Total Assets                             12,371       29,541
Working Capital                             924       19,990
Stockholders' Equity                      5,469       23,239
Employees                                   114          172

Dear Fellow Shareholders,

The 1994 year was very difficult and painful for NCT. During the early part of the year we faced development problems and production delays that slowed new product introductions. Additionally, certain markets were slow to adopt our technology. In response to these challenges we initiated significant changes, both in structure and focus.

The latter half of the year was marked by two major events for NCT, one of which was that we purchased the intellectual property and certain tangible assets from one of our primary competitors. This acquisition broadened NCT's portfolio of intellectual property, made NCT the sole owner of the Chaplin Patents and removed restrictions on the Company regarding licensing of the Chaplin Patents to unaffiliated third parties. The Company can now directly license the Chaplin Patents, which provides a greater ability to earn technology licensing fees and royalties from such patents. While NCT continues to focus on products which it believes will generate near term revenue, it is increasing its emphasis on technology licensing fees and royalties.

The second major event was that during the latter portion of 1994 the Company revised its strategy, reduced its workforce and put into place a revised business plan, the goal of which is breakeven operating results by the end of 1995.

During the first half of 1995, the Company began to derive benefits from the restructuring and refocusing described above. When compared to the first half of 1994, the Company increased total revenue by 61% and decreased total expenses by 34%. We concluded the licensing of the Aircraft Cabin Quieting business to Ultra Electronics, Ltd. and began a few targeted development projects that will lead to products in 1996 and 1997. The Industrial Headsets were released to production and the early results are promising.

We acknowledge our employees for their dedication and commitment. To you, our stockholders, our thanks for your patience and loyalty.

We believe the changes begun in 1994 that continue today have enhanced our ability to lead the commercialization of this broad, developing industry. Our commitment to you and our belief in this technology is unwavering, as together we move forward to realize this potential.

On behalf of the Board of Directors,


/s/ JAY M. HAFT                                 /s/ MICHAEL J. PARRELLA
---------------------------                     --------------------------
Jay M. Haft                                     Michael J. Parrella
Co-Chairman of the Board                        President
September 28, 1995

[NOISE CANCELLATION TECHNOLOGIES, INC. LOGO]

                                  AT A GLANCE

THE VISION

Shhh . . . Did you hear that? Imagine walking in a city and being able to reflect thoughtfully, free from disquieting distraction. Can you picture yourself working in an environment so tranquil that your productivity was improved? How about planting flowers in your garden and hearing the birds sing, the crickets chirp? What about, best of all, traveling by car or air and arriving relaxed and restored? While these imaginings are far-fetched to some, they are merely basic in the quiet world foreseen by Noise Cancellation Technologies, Inc. ("NCT" or the "Company").

Since 1987, NCT has been applying its technology to bring into being its vision of a quieter, safer, healthier world. The Company is now maturing from one whose principal focus was research and development, to one whose aim is to deliver electronic noise cancellation products to the marketplace. NCT's technology is currently being utilized in a variety of headsets, industrial silencers, and aircraft cabin quieting. There are other products in development that will enter the market in 1996 and 1997.

THE CONCEPT

What is electronic noise cancellation? It is a theory that was axiomatic, over one hundred years ago, but only mathematically proven in the 1930s. In essence, it means making noise to reduce noise. Not to mask noise as white noise does, but to actually cancel it. At its core, active noise cancellation is a microphone, a microprocessor and a speaker. The microphone picks up the signature of the undesired sound and transmits it to the microprocessor. The microprocessor analyzes the wave signature, creates its inverse and via the speaker, hurls it back at the original. If there was a perfect coupling of the opposing waves, the result would be absolute silence. Most frequently, there is a very substantial reduction of noise.

Why, you ask, haven't I heard about this technology, since conceptually it has been known since Edison invented the light bulb? The fact is that it wasn't economically feasible until the development of digital signal processing. Digital signal processing is a technology that involves the conversion of natural signals, like light and sound, to the numeric language of computers. It is the technology that enables us to enjoy the symphony hall quality of a compact disc, the multimedia capacity of a PC, or the "actively" quieted cabin of an aircraft. The digital signal processor was not any mundane microprocessor but rather a single chip that had the breathtaking capability of translating analog signals to digital ones at the rate of 20 to 30 million instructions per second. Ordinary microprocessors operated at about five per cent of this capacity. Advances in the evolution of this technology have made implementation of active noise significantly faster and cheaper.

While active systems can succeed within the full range of sound frequencies, they are presently most effective on lower frequency sound--represented by buzzes, hums, booms and rumbles. Low frequency waves are long and travel extensive distances undiminished. To give you an idea, a "C" tone, two octaves below middle C, is fifteen feet in length! A wave of 100 hertz is five and one-half feet long! NCT is focusing on those applications where low frequency noise is dominant. Abundant opportunities exist across multiple market segments. The transportation, manufacturing, medical equipment, commercial and consumer products industries offer multi-billion dollar market potential.

THE PATENTS

The Company takes a very dynamic approach to its patent portfolio. With over 218 patented, disclosed and patent pending inventions, the company holds the leading proprietary position in the industry.

THE PLAN

NCT's driving goal is to be the recognized worldwide leader in quality products using anti-noise and anti-vibration technologies. The business plan is to establish relationships with world class companies having significant market share in product areas where the Company can apply its technology. This approach enables NCT to enter appropriate markets relatively quickly and inexpensively.

GENERAL DEVELOPMENT OF BUSINESS

Noise Cancellation Technologies, Inc. believes it is the industry leader in the design, development, licensing, production and distribution of electronic systems that actively (electronically) reduce noise and vibration. The Company's systems are designed for integration into a wide range of products serving multi-billion dollar markets in the transportation, manufacturing, commercial, consumer products and medical equipment industries. The Company began commercial application of its technology, with seven products sold or currently being sold, including the NoiseBuster(TM) consumer headset, an aviation headset for pilots, an industrial muffler or "silencer" for use with large vacuums and blowers, quieting headsets for patient use in magnetic resonance imaging ("MRI") machines, headsets to reduce siren noise in emergency vehicles, an aircraft cabin quieting system and quieting systems for heating, ventilation and air conditioning ("HVAC") ducts (NoiseEater(TM)).

In 1995, the Company will introduce industrial headsets, an intercom noise control system for emergency vehicle communications, and a speech filtering system (ASF(TM)).

During the latter half of 1994, two events occurred which significantly altered the business of the Company. In September, 1994, the Company acquired certain assets and all of the intellectual property of Active Noise and Vibration Technologies, Inc. ("ANVT"). As the result of that acquisition, the Company is now the exclusive licensee of ten seminal patents, the "Chaplin Patents," through its wholly owned subsidiary, Chaplin Patents Holding Co., Inc. ("CPH"). Prior to the acquisition, both the Company and ANVT could license the Chaplin Patents only to their respective affiliates. The Company can now license the Chaplin Patents directly to unaffiliated third parties, which provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Further, the Company believes that the combined intellectual property of the Company and ANVT creates a substantially greater portfolio which should enable the Company to require other competitors and potential competitors in the field of active noise and vibration control to refrain from participating in certain commercial areas or to take licenses from the Company.

Subsequent to the acquisition from ANVT, the Company reorganized, reduced its work force and consolidated substantially of its corporate functions in Maryland, and shifted its focus to technology licensing fees, royalties and products that represent near term revenue generation.

The products that the Company will focus on in 1995 include headsets, communications and small fans.

Active noise and vibration control is a nascent industry. The proportion of the Company's operating revenues, which exclude technology licensing fees, royalties and other income, derived from engineering and development services, as opposed to technology fees, licensing, royalties and product sales, is reflective of this fact. From the Company's inception through December 31, 1994, approximately 25% of its operating revenues, which exclude technology licensing fees, royalties and other income, have come from the sale of the Company's active noise cancellation systems, while approximately 75% of its operating revenues, which exclude license fees and other income, have come from the performance of engineering and development services.

Noise and vibration caused by machinery, vehicles, consumer appliances and other sources are disruptive, irritating and damaging to health and hearing. Active noise control systems reduce noise by emitting sound waves that are equal in frequency but opposite in phase to the unwanted noise. In the communications area, active noise control improves the intelligibility and quality of speech. Active noise control offers many advantages over traditional passive methods of noise control such as conventional mufflers, ear protectors and acoustical padding, in that active noise control systems (i) generally reduce only unwanted noise and permit desired sounds such as the human voice, music or warning tones to pass freely, (ii) are more successful in attenuating low frequency noise,
(iii) contribute to energy savings and provide other economic benefits in various applications, and (iv) generally are smaller and lighter. Active vibration control systems have similar advantages in that they reduce unwanted vibration caused by machinery operations, sounds and other sources, thereby improving manufacturing efficiency and prolonging equipment life.

NCT believes that it has the leading position in active noise and vibration control technology, holding more patents and intellectual property than any other firm in the field. The Company's strategy has been to build upon its base of core technology patents with newer advanced technology patents developed by or exclusively licensed to the Company. In many instances, the Company has incorporated the technology embodied in its core patents into patents covering specific product applications, including the products' design and packaging. The Company believes this building-block approach to patent protection has enabled NCT to develop both state-of-the-art and practical solutions to reduce repetitive as well as random or "broadband" noise and vibration. For example, the Company's active noise control systems, through the use of a proprietary fast adapting algorithm, can adjust to sudden changes in repetitive and random noise. If the offending noise changes--as when an engine accelerates or a fan changes speed--NCT's systems adapt virtually instantaneously to maintain constant noise attenuation. The Company also has an exclusive license to advanced technology for attenuating noise in a large space, such as the interior of an aircraft or the passenger compartment of an automobile, using multiple interactive sensors, such as microphones, and actuators, such as speakers. Additionally the Company has expanded its portfolio by the acquisition of various patents, such as through the purchase of the ANVT intellectual property.

The Company has entered into a number of strategic supply, manufacturing and marketing alliances with leading global companies in order to commercialize its technology. These strategic alliances historically have funded a majority of the Company's research and development, and provide the Company with reliable sources of components, manufacturing expertise and capacity, as well as extensive marketing and distribution capabilities. In exchange for this funding, the other party generally receives a preference in the distribution of cash and/or profits or royalties from these alliances until such time as the support funding, plus an "interest" factor in some instances, is recovered. The aggregate of preferred distributions due to strategic allies from future profits of the alliances was approximately $9.7 million at December 31, 1994. NCT has established relationships with Walker Manufacturing Company ("Walker") (a division of Tennessee Gas Pipeline Company, a wholly owned subsidiary of Tenneco, Inc.), Siemens AG ("Siemens"), AB Electrolux ("Electrolux"), Foster Electric Company, Ltd. ("Foster"), Analog Devices, Inc. ("ADI"), Ultra Electronics Ltd. ("Ultra") (formerly part of Dowty Group), Jabil Circuit, Inc. ("Jabil"), and Harris Corporation ("Harris"), among others, in order to penetrate major markets more rapidly and efficiently, while minimizing the Company's own capital expenditures.

Of the relationships described above, since September 30, 1994 there have been substantial changes to the terms governing certain of the relationships and/or there are current negotiations in process regarding certain relationships (see
Note 3--"Notes to the Consolidated Financial Statements").

The Company is currently in negotiations with Tenneco Automotive (a division of Tennessee Gas Pipeline Company, a wholly owned subsidiary of Tenneco, Inc.) regarding the anticipated level of funding of the Walker-NCT joint venture partnership ("WNCT") for 1995 and beyond. These negotiations include the Company's commitment to help fund $4.0 million (discussed below and in Note 3--"Notes to the Consolidated Financial Statements") for product and technology development work and the future percent ownership by Tenneco Automotive and the Company in the joint venture. The Company is unable to predict the outcome of such negotiations at this time. Except for the obligation to help fund $4.0 million for product and technology development work as discussed below and in
Note 3--"Notes to the Consolidated Financial Statements," as such commitment may be modified as a result of the Company's ongoing negotiations with Tenneco Automotive, the Company has no current plans, obligation or intentions to provide additional funding to WNCT.

In February, 1995 the Company purchased from Foster Electric, Inc. ("Foster") the exclusive right to manufacture headsets in the Far East. Due to the acquisition by the Company of the sole ownership of CPH, neither the Company nor Foster believes there is any necessity to continue their supply joint venture, Foster/NCT Supply Ltd. ("FNS"). The Company and Foster have decided to dissolve FNS. The Company recorded a $0.8 million charge related to these transactions in 1994, which amount reduced the Foster Notes in 1995 (see Note 3--"Notes to the Consolidated Financial Statements"). The Company and Foster remain active in the Far East through Foster/NCT Headsets International ("FNH") and NCT Far East, Inc. ("NCTFE"), marketing and distribution joint ventures between the Company and Foster. Foster will produce at least five products for NCT in 1995, including the aviation headset and four models of the industrial headset.

In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1 1/2% of sales commencing in 1998. Under the agreement, Ultra has also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and has employed certain of the Company's employees.

Among its engineering staff and consultants are several scientists and inventors that the Company believes are preeminent in the active noise and vibration control field worldwide. Consistent with the Company's changed strategy to focus on near term product commercialization, technology licensing fees and royalties, the Company has significantly reduced its work force and consolidated substantially all of its corporate functions in Maryland.

The Company was incorporated in Nevada on May 24, 1983. In April 1985, the Company moved its corporate domicile to Florida and assumed its present name and, in January 1987, following the assumption of control of the Company by the present management, it changed its state of incorporation to Delaware. NCT's executive offices, research and product development facility are located at 1025 West Nursery Road, Linthicum, Maryland 21090; telephone number (410) 636-8700. NCT maintains sales and marketing offices at 800 Summer Street, Stamford, Connecticut 06901; telephone number (203) 961-0500. The Company's European operations are conducted through its product development and marketing facility in Cambridge, England. NCT also maintains a marketing facility in Tokyo, Japan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

GENERAL BUSINESS ENVIRONMENT

The Company is in transition from a firm focused principally on research and development of new technology to a firm focused on the commercialization of its technology through licensing fees, royalties and product sales. In prior years, the Company derived the majority of its revenues from engineering and development funding provided by established companies willing to assist the Company in the development of its active noise and vibration control technology, and from technology licensing fees paid by such companies. The Company's strategy generally has been to obtain technology licensing fees when initiating joint ventures and alliances with new strategic partners. Revenues from product sales were limited to sales of specialty products and prototypes. During 1994, the Company continued to receive approximately 61% of its operating revenues, which excludes technology licensing fees and other revenue, from engineering and development funding. However, since 1991, revenues from product sales have been increasing and management expects that technology licensing fees, royalties and product sales will become the principal source of the Company's revenue as the commercialization of its technology proceeds.

As a result of the recent acquisition of certain ANVT assets, the Company is now the exclusive licensee of ten seminal patents, the Chaplin Patents, through its wholly owned subsidiary, CPH. Prior to the acquisition, both the Company and ANVT could license the Chaplin Patents only to their respective affiliates. The Company can now license the Chaplin Patents directly to unaffiliated third parties, which provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Further, the Company believes that the combined intellectual property of the Company and ANVT creates a portfolio which enables the Company to require other competitors and potential competitors in the field of active noise and vibration control to refrain from participating in certain commercial areas or to take licenses from the Company.

Note 1 to the accompanying Consolidated Financial Statements and the liquidity and capital resources section which follows describe the current status of the Company's available cash balances and the uncertainties which exist that raise substantial doubt as to the Company's ability to continue as a going concern.

At a meeting of the Company's Board of Directors on November 15, 1994, the following executive changes were implemented: A new office of Co-Chairman of the Board, Chief Executive Officer and President was created and filled, and a new Chief Financial Officer (CFO) was appointed to replace the former CFO who resigned, as well as other executive management changes. In addition, in October 1994, the board created a Finance Committee consisting solely of outside directors.

In addition to the executive changes, the Company has initiated other changes in organization and focus. The Company has consolidated substantially all of its corporate functions in the Linthicum, Maryland location. Beginning in the third quarter of 1994, the Company reduced its worldwide work force by 60% from 173 to 69 current employees, as of September 28, 1995. In addition to a reduction of overhead related staff, engineering staff reductions in non-critical areas were made possible as a result of the acquisition of the intellectual property of ANVT, which, among other benefits, eliminated the need to develop applications around selected formerly competitive intellectual property rights. The Company is also shifting its focus to technology licensing, royalties and products that represent near term revenue generation. The consolidation of operations, reduction in work force and shift in focus toward near term revenue generation have all been reflected in a revised business plan which the Company began to implement during the fourth quarter of 1994.

As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of active noise and vibration control build, revenues from technology licensing fees, royalties and product sales are forecasted to fund an increasing share of the Company's requirements. The funding from these sources, if realized, will reduce the Company's dependence on engineering and development funding.

From the Company's inception through December 31, 1994, approximately 25% of its operating revenues, which exclude technology licensing fees, royalties and other revenue, have come from the sale of the Company's active noise cancellation systems, while approximately 75% of its operating revenues, which exclude technology licensing fees, royalties and other revenue have come from the performance of engineering and development services.

The Company has entered into a number of alliances and strategic relationships with established firms for the integration of its technology into products. The speed with which the Company can achieve the commercialization of its technology depends in large part upon the time taken by these firms and their customers for product testing, and their assessment of how best to integrate the technology into their products and into their manufacturing operations. While the Company works with these firms on product testing and integration, it is not always able to influence how quickly this process can be completed. The sluggish worldwide economy over the past four years has slowed the adoption and market acceptance of many new technologies.

In the third quarter of 1993, the Company introduced its first consumer product, the NoiseBuster(TM) headset for direct and retail distribution in the U.S., Far East and Europe. In May 1994, the Company announced a proACTIVE(TM) line of industrial hearing protection and its first major purchase order for an aviation headset from Telex, a recognized leader in the aviation headset industry. The Company began shipping ProActive(TM) headsets in 1995 and aviation headsets to Telex in 1994. The Company is now selling products through three of its alliances: the Company's joint venture with Walker is manufacturing and selling industrial silencers; Siemens is buying and contracting with the Company to install quieting headsets for patient use in Siemens' MRI machines; and in the fourth quarter of 1994 Ultra began installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft. Management believes these developments help demonstrate the wide range of commercial applications for the Company's technology and will contribute to the Company's transition from engineering and development to technology licensing fees, royalties and product sales.

The availability of high-quality, low-cost electronic components for integration into the Company's products also is critical to the commercialization of the Company's technology. The Company is working with its strategic partners, ADI and Harris, to reduce the size and cost of the Company's active control systems. The Company is working with suppliers to standardize electronic components used in the Company's systems. Management believes that, by working with its strategic partners and other suppliers, the Company will be able to offer low-cost electronic controllers and components suitable for high-volume production.

The Company has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products. During the quarter ended September 30, 1994, the Company acquired a license to two patents in the field of micro-machined microphones and concluded the acquisition of all of the patents, know-how and intellectual property of a former competitor, ANVT. Management believes that the Company's investment in its technology has resulted in the expansion of its intellectual property portfolio and improvement in the functionality, speed and cost of components and products.

Beginning in late 1992, the Company expanded by hiring additional product managers, quality assurance experts and other personnel experienced in product commercialization and marketing. The Company has become certified under the International Standards Organization product quality program known as "ISO 9000". Beginning in the third quarter of 1994, the Company reduced its worldwide work force by 60% from 173 to 69 current employees as of September 28, 1995. The reduction was made possible due, in part, to the previously noted acquisition of ANVT intellectual property.

Management believes that the funding provided by increased product sales and technology licensing fees, royalties and product sales, if realized, coupled with the cost savings obtained from its staff reductions, should enable the Company to continue operations into 1996. If the Company is not able to increase technology licensing fees, royalties and product sales, it will have to further cut its level of operations substantially in order to conserve cash. (Refer to Note 1--"Notes to the Consolidated Financial Statements" for a further discussion relating to continuity of operations.)

On September 17, 1992, Harris Landgarten, a former officer and director of the Company filed suit against the Company in the United States District Court for the Southern District of New York claiming that the Company breached contractual promises with him and that the Company fraudulently deprived him of certain securities. The operative amended complaint demanded actual damages of approximately $3 million and punitive damages of $5 million. At the conclusion of the trial on May 1, 1995, the jury returned a verdict in favor of the Company with respect to two claims, for fraud and breach of contract, for which Landgarten sought the most damages. On a claim of non-payment of a consulting fee, the jury awarded Landgarten $104,000. The jury also rendered an advisory verdict in favor of Landgarten for $35,000 on a claim of unjust enrichment. On July 26, 1995, the Company and Landgarten executed a settlement agreement pursuant to which the company paid Landgarten $125,000 and the suit was dismissed with prejudice.

As previously disclosed, CPH had sued Lotus Cars Limited and Group Lotus Limited (collectively "Lotus") in Patents County Court in the United Kingdom for infringement of certain of the Chaplin Patents. On July 13, 1995, CPH, the Company and Lotus executed a settlement agreement pursuant to which the action against Lotus and the counterclaims against CPH and the Company were withdrawn and not to be re-commenced, Lotus was granted a non-exclusive license for various applications in the land and water based vehicular field, subject to prior rights, with respect to the three Chaplin Patents that were the subject of the suit, and CPH paid L125,000 (approximately $190,000) to Lotus, which amount had previously been transferred to the Court and was being held as security for costs.

On June 22, 1995, Wilhelm & Dauster, a German law firm, commenced a suit against the Company in the United States District Court for the District of Maryland, Southern Division, to recover $125,000 claimed to be owed by the Company to that firm for legal services, disbursements and costs rendered to and incurred on behalf of the Company with respect to intellectual property matters in Europe. The Company expects to conclude a settlement of this claim on terms that should not have a material effect on the Company's financial condition or future operating results.

RESULTS OF OPERATIONS

Year ended December 31, 1994 compared with year ended December 31, 1993

Total revenues for 1994 increased by 32% to $7,124,000 from $5,385,900 in 1993.

Product sales advanced 35% to $2,337,000 reflecting sales of the NoiseBusterTM consumer headset into several distribution channels, shipments of MRI headsets to Siemens and industrial headsets to Telex. Engineering and development services increased by 20% to $4,336,000 primarily due to the additional project funding from Ultra for aircraft cabin quieting and from WNCT for vehicle mufflers.

Licensing fees in 1994 were comprised of a $141,000 net license fee from Mitsuya for limited NoiseEaterTM rights in Japan, a $250,000 license fee from QuietPower Systems, Inc. ("QSI") a related party, for rights in the electric utility transformer retro-fit market, and a $60,000 fee from Unikeller Group, Switzerland. During 1993, the only license fee recorded was a $60,000 fee from a development agreement with Unikeller Group for sound attenuation in passenger vehicle cabins.

Cost of product sales increased 211% to $4,073,123 and the product margin decreased to (74%) from 24% in 1993, primarily due to a reserve for slow moving and obsolete inventory in the amount of $2,032,000. Cost of engineering and development services increased 50% to $4,192,000 due to increased contracts, primarily Ultra.

Selling, general and administrative expenses for the year increased by 28% to $9,281,117 from $7,231,000 for 1992. Of this increase $600,000 was due to the purchase of the manufacturing rights in the Far East from Foster (see Note 3--"Notes to the Consolidated Financial Statements"). In 1994, the Company recorded $375,000 of realized and unrealized losses in its investments, versus a $258,000 realized gain in its investments in 1993.

Advertising and marketing expenses increased by $671,000 or 52%, from $1,286,000 to $1,957,000, primarily due to increased expenditures to open distribution channels for the NoiseBuster(TM), and office and occupancy expenses increased by $105,000 or 17%, from $626,000 to $731,000, primarily to support the advertising and marketing efforts above.

Depreciation and amortization included in selling, general and administrative expenses increased by $67,000 or 44%, from $154,000 to $221,000, reflecting the increased amortization of intellectual property acquired from ANVT (see Note 14--"Notes to the Consolidated Financial Statements").

Research and development expenditures for 1994 increased by 20% to $9,522,000 from $7,962,900 for 1993.

In 1994, interest income increased to $587,510 from $313,200 for 1993. This increase was due primarily to the income from the investment of the unexpended proceeds from the 1993 public offering of common stock, which were invested, along with the Company's other available cash, in U.S. Treasury bills and high quality bond funds. The Company's net yield on its investments during 1994 averaged 5.7%.

Under most of the Company's joint venture agreements, the Company is not required to fund any capital requirements of these joint ventures beyond its initial capital contribution. In accordance with U.S. generally accepted accounting principles, when the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method of accounting for its investment. The agreement with Tenneco Automotive entered into in December 1993 resulted in the recognition of 1994 losses with respect to the joint venture with Walker in the amount of $1,453,200. The aggregate amount of the Company's share of losses in all of its joint ventures in excess of the Company's investments which has not been recorded was approximately $0.9 million at December 31, 1994. The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

The Company has net operating loss carryforwards of $50.1 million and research and development credit carryforwards of $0.8 million for federal income tax purposes at December 31, 1994. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Year ended December 31, 1993, compared with year ended December 31, 1992

Total revenues for 1993 increased by 18% to $5,385,900 from $4,580,700 in 1992. This increase was due primarily to a 134% increase in product sales for 1993 to $1,727,900 from $739,700 in 1992. The increase in product sales was due to continued growth in shipments and installations of MRI headsets for Siemens, sales of industrial vacuum and blower silencers to the Company's independent stocking distributor network, and the introduction of the NoiseBuster(TM) headset. The product sales growth was achieved by unit growth in MRI headsets and the new product introductions of the NoiseBuster(TM). Selling prices during the year were stable.

Engineering and development income for the year decreased by 5% to $3,598,000 from $3,778,900 for 1992. This represents funding by the Company's strategic partners for joint product development and research activities, including work on automotive, truck and bus mufflers with Walker, household appliances applications with Electrolux, and aircraft cabin quieting systems with Ultra. The funding of these projects is leveling off, reflecting the Company's transition from product development into commercial production.

License fees of $60,000 were recorded in both 1993 and 1992 from the Company's development agreement with Interkeller AG, a Swiss company, for sound attenuation in passenger vehicle cabins.

Cost of product sales increased 115% to $1,308,900 consistent with the higher revenue levels. The product margin improvement to 24% from 18% in 1992 was caused by the shift in product mix to more profitable headset products. Cost of engineering and development services increased 2% to $2,802,900 due to slightly lower project margins.

Selling, general and administrative expenses for the year increased by 40% to $7,231,300 from $5,150,600 for 1992. Of this increase $719,000 was due to the hiring of direct sales and marketing personnel to focus on product sales and building distribution channels. Advertising expenditures and product distribution training costs also increased $682,000 as part of the Company's support of its recently established North American network of stocking distributors for industrial silencers and mufflers and the NoiseBuster consumer product introduction.

Research and development expenditures for 1993 increased by 89% to $7,962,900 from $4,214,100 for 1992. The increase was due primarily to continued emphasis on the commercial development of the Company's technology for over 25 potential product applications. The Company added engineering and technical personnel to accelerate the development of these product applications, support direct field trials of several products, prepare production specifications and documentation, and obtain quality certifications.

In 1993, interest income increased to $313,200 from $239,100 for 1992. This increase was due primarily to the income from the investment of the unexpended proceeds from the 1992 private placement and 1993 public offering of common stock, which were invested, along with the Company's other available cash, in U.S. Treasury bills and high quality bond funds. The Company's net yield on its investments during 1993 averaged 4.0%.

In lieu of the payment of cash bonuses to employees and directors in 1990, the Company issued warrants to purchase shares of Common Stock at $.75 per share. Warrants issued to employees, aggregating 1,890,000 shares, were exercisable when the Company achieved six consecutive months of positive cash flows and reported its first profitable calendar year. In 1992, the Company determined that removal of the conditions to vesting on the warrants held by employees was appropriate. During 1992, a one-time non-cash charge of $7,441,900 was accrued. There were no similar charges in 1993.

The agreement with Tenneco Automotive entered into in December 1993, resulted in the recognition of previously unrecognized losses with respect to the joint venture with Walker. The charge was recorded in December 1993 in the amount of $3,581,700. The aggregate amount of the Company's share of losses in all of its joint ventures in excess of the Company's investments which has not been recorded was approximately $0.3 million at December 31, 1993.

The Company had net operating loss carryforwards of $36,684,000 and research and development credit carryforwards of $451,000 for federal income tax purposes at December 31, 1993. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

LIQUIDITY AND CAPITAL RESOURCES

In December 1993, the Company made a public offering of 8,050,000 shares of its common stock. In contemporaneous transactions, the Company sold an additional 1,850,138 shares to two of its strategic partners, Tenneco Automotive and Foster. These transactions generated net cash proceeds of $24,192,000. The Company also received an additional $2,111,000 from the exercise of stock purchase warrants and options during 1993 and $966,000 in 1994.

The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $68.8 million on a cumulative basis through December 31, 1994. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing and engineering and development funds received from joint venture and other strategic partners. Agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or alliances be paid on a preferential basis to the Company's coventurers until the license fees and engineering and development funds provided to the venture or the Company are recovered.

Management believes that with the funding derived from forecasted technology licensing fees, royalties, and product sales and engineering and development revenue, the operating cost savings from the reduction in employees and reduced capital expenditures should be sufficient to sustain the Company's anticipated future level of operations into 1996. Management does not believe that available funds are sufficient to sustain the Company for the next twelve months. However, the period during 1996 through which it can be sustained is dependent upon the level of realization of funding from technology licensing fees, royalties, product sales and development revenue, and the achievement of the operating cost savings from the events described above, all of which are presently uncertain.

There can be no assurance that additional funding will be provided by technology licensing fees, royalties, product sales and engineering and development revenue. In that event, the Company would have to further cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. The uncertainty with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies, raises substantial doubt about the Company's ability to continue as a going concern. Further discussion of these uncertainties is presented in Note 1 to the accompanying "Notes to the Consolidated Financial Statements".

In December 1994, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1996. Under this plan, the Company needed to generate approximately $15.5 million to fund its operations for 1995. The Company believed that it could generate approximately $14.5 million from operations in 1995, with the shortfall of $1.0 million to be taken from cash reserves. Included in such amount was approximately $5.0 million in sales of new products and approximately $3.0 million of technology licensing fees and royalties. Through June 30, 1995, the Company has generated $3.2 million in license fees and $.07 million in product sales. While the Company has exceeded its expectations to date regarding technology licensing fees, production delays have slowed new product sales. Management believes that the shortfall in product sales will be mitigated by additional license fees, although there is no certainty that additional license fees will be realized in an amount sufficient to eliminate such shortfall. Additionally, operating expenses have been reduced and through June were less than projected in the plan adopted in December of 1994. Success in generating technology licensing fees, royalties and product sales are significant and critical to the Company's ability to overcome its present financial difficulties. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues. If, during the remainder of 1995, management of the Company determines that it will be unable to meet or exceed the plan discussed above, the Board of Directors of the Company has mandated that the Company reduce its level of operations to a level that can be sustained with cash generated in 1995, utilizing approximately $1.0 to $1.5 million of cash reserves. The Company will continue to monitor its performance against the plan on a monthly basis and, if necessary, reduce its level of operations accordingly. The Company believes that the plan discussed above constitutes a viable plan for the continuation of the Company's business into 1996.

The Company believes that the level of financial resources available to it is an essential competitive factor. While the Company has no present plans, it may therefore elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions.

At December 31, 1994, cash and short-term investments were $2,442,000. The available resources were invested in a portfolio of short-term U.S. Treasury bills and related investments. The Company's investment objective is preservation of capital while earning a moderate rate of return.

The Company's working capital was reduced from $19,990,000 at December 31, 1993, to $924,000 as of December 31, 1994. This decrease of $19,066,000 was due primarily to the net loss of $21,907,000 reported for the year.

During 1994, the net cash used in operating activities was $129,586. This utilization reflects the emphasis on the commercial development of its technology into several product applications which were scheduled for introduction in 1994 and early 1995 and the product sales and marketing organization established to build channels of distribution. For example, a significant effort has been dedicated to the final development of the production models of the proACTIVE(TM) industrial headset product line. While production of this product line was delayed for six months due to technical difficulties which arose in final development, these difficulties have now been resolved at additional expense. Serial production and market introduction of the proACTIVE(TM) product line commenced in the first quarter of 1995.

Net inventory declined during 1994 by $515,000. The Company procured NoiseBuster(TM) product in anticipation of forecasted demand, and increased inventory reserves by $2,032,000 to cover slow moving and obsolete inventory.

During the year ended December 31, 1994, the Company increased accounts receivable reserves by $718,000 to cover delinquent and slow paying accounts, increased reserves against tooling cost by $100,000 and recorded a $500,000 charge for acquisition of in-process research and development (see Note 14--"Notes to the Consolidated Financial Statements"), and recorded a $780,000 charge for the dissolution of FNS and the purchase of exclusive manufacturing rights from Foster.

The Company's available cash balances at December 31, 1994 are lower than projected at the end of 1993 as a result of the above noted increase in expenses related to new product development and other factors. NoiseBuster(TM) sales did not increase at the rate previously anticipated by the Company. Orders for active vehicular mufflers and kitchen exhaust fan and HVAC fan quieting systems were not received at anticipated volumes or within anticipated time frames. Industrial silencer revenues were adversely impacted by the transfer of that business to WNCT. Further, the Company expects that industrial silencer revenues will remain at relatively low dollar amounts in the near future as the Company no longer sells complete muffler systems to end-users. As part of the transfer of the industrial silencer business to WNCT, the joint venture sells products to end-users while the Company supplies components of systems to the joint venture at lower margins than are obtained in sales to end-users. In addition, greater expenses than anticipated were incurred for the Company's effort to build channels of distribution, for advertising and promotional expense and for obtaining and maintaining inventories.

The net cash used in investing activities amounted to $1,547,101 during the year primarily relating to capital expenditures. The net cash provided by financing activities amounted to $946,000 primarily from the exercise of options and warrants.

The Company has no lines of credit with banks or other lending institutions and therefore has no unused borrowing capacity.

CAPITAL EXPENDITURES

The Company intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (i) dependable sources of controllers, integrated circuits and other system components from supply partners, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies; (ii) utilization of the existing manufacturing capacity of the Company's allies, enabling the Company to integrate its active technology into products with limited capital investment in production facilities and manufacturing personnel; and (iii) access to well-established channels of distribution and marketing capability of leaders in several market segments.

The Company's strategic agreements have enabled the Company to focus on developing product applications for its technology, and limit the Company's capital requirements.

There were no material commitments for capital expenditures as of December 31, 1994, and no material commitments are anticipated in the near future other than the Company's commitment to help fund $4.0 million of product and technology development work of the Company attributable to WNCT. (Refer to Note 3--"Notes to the Consolidated Financial Statements" for further discussion of the WNCT funding commitment.)

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
FIVE YEAR SUMMARY

                                                            YEARS ENDED DECEMBER 31,
                                ---------------------------------------------------------------------------------
                                   1990            1991            1992               1993               1994
                                -----------    ------------    ------------       ------------       ------------
Statement of Operations Data:
Revenues
    Product sales.............  $   244,151    $    610,102    $    739,668       $  1,727,926       $  2,336,766
    Engineering and
      development services....    1,905,788       3,513,105       3,778,929          3,598,004          4,335,541
    License fees and other....       23,308       1,741,624          62,089             60,000            451,600
                                -----------    ------------    ------------       ------------       ------------
         Total revenues.......  $ 2,173,247    $  5,864,831    $  4,580,686       $  5,385,930       $  7,123,907
                                -----------    ------------    ------------       ------------       ------------
Costs and Expenses:
    Cost of sales.............  $   106,435    $    312,154    $    607,844       $  1,308,882       $  4,073,123
    Cost of engineering and
      development services....    1,035,674       2,704,913       2,747,842          2,802,885          4,192,408
    Selling, general and
      administrative..........    2,547,021       3,147,602       5,150,584          7,231,315          9,281,117
    Research and
      development.............    1,816,259       1,445,323       4,214,149          7,962,926          9,521,916
    Interest (income) expense,
      net.....................       23,380          94,411        (169,433)          (310,765)          (580,014)
    Compensation
      expense--removal of
      vesting conditions......           --              --       7,441,875(1)              --                 --
    Equity in net loss of
      unconsolidated
      affiliates..............           --              --         116,639          3,581,682(2)       1,824,239
    Other, net................      (80,415)         53,965          88,639                 --           (717,668)
                                -----------    ------------    ------------       ------------       ------------
         Total costs and
           expenses...........  $ 5,448,354    $  7,758,368    $ 20,198,139       $ 22,576,925(2)    $ 29,030,457
                                -----------    ------------    ------------       ------------       ------------
    Loss before income
      taxes...................  $(3,275,107)   $ (1,893,537)   $(15,617,453)      $(17,190,995)      $(21,906,550)
    Income taxes..............           --         100,000              --                 --                 --
                                -----------    ------------    ------------       ------------       ------------
Net loss......................  $(3,275,107)   $ (1,793,537)   $(15,617,453)(1)   $(17,190,995)      $(21,906,550)
                                ============   =============   =============      =============      =============
Weighted average number of
  common shares
  outstanding(3)..............   45,804,244      52,694,231      61,711,500         70,416,272         82,905,546
Net loss per share............        $(.07)          $(.04)          $(.25)(1)          $(.24)(2)          $(.26)
                                ============   =============   =============      =============      =============

                                                                  DECEMBER 31,
                                ---------------------------------------------------------------------------------
                                   1990            1991            1992               1993               1994
                                -----------    ------------    ------------       ------------       ------------
Balance Sheet Data:
    Total assets..............  $ 2,535,473    $  5,484,054    $ 15,771,205       $ 29,540,620       $ 12,371,447
    Total liabilities.........    2,424,987       1,457,283       2,069,413          6,301,442          6,902,857
    Long-term debt............       20,741           3,070              --                 --                 --
    Accumulated deficit.......  (12,071,247)    (14,064,784)    (29,682,237)       (46,873,232)       (68,779,782)
    Stockholders' equity(4)...      110,486       4,026,771      13,701,792         23,239,198          5,468,590
    Working capital
      (deficiency)............   (1,352,783)      1,971,390      11,038,412         19,990,315            924,032

------------
(1) Includes a one-time non-cash charge of $7,441,875 or $.12 per share for the year ended December 31, 1992, related to the removal of the vesting conditions to certain warrants. This charge removed any potential future charge to earnings related to such warrants.

(2) In connection with the sale of Common Stock to Tenneco Automotive in December 1993, the Company recognized its share of cumulative losses not previously recorded with respect to its joint venture with Walker amounting to $3,581,682.

(3) Does not include shares issuable upon the exercise of outstanding stock options, warrants and, where applicable in years 1990-1991, outstanding shares of Series A and Series B Convertible Preferred Stock, since their effect would be antidilutive.

(4) The Company has never declared nor paid cash dividends on its Common Stock.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of NOISE CANCELLATION TECHNOLOGIES, INC.

     We have audited the accompanying consolidated balance sheet of Noise Cancellation Technologies, Inc. and subsidiaries as at December 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1992 and for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the 1994 financial statements of the Company's two foreign subsidiaries. These subsidiaries accounted for revenue of approximately $1,800,000 for the year ended December 31, 1994 and assets of approximately $1,900,000 at December 31, 1994. These statements were audited by other auditors whose reports have been furnished to us, one of which contained a reference to the uncertainty relating to the Company's ability to continue as a going concern. Our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the reports of the other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Noise Cancellation Technologies, Inc. and subsidiaries as at December 31, 1994 and the results of their operations and cash flows for the years ended December 31, 1992 and December 31, 1994 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and will require additional financing. Further, the Company is involved in certain litigation, the outcome of which is uncertain. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       /s/ RICHARD A. EISNER & COMPANY, LLP
                                       ------------------------------------
                                       RICHARD A. EISNER & COMPANY, LLP

New York, New York
April 7, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NOISE CANCELLATION TECHNOLOGIES, INC.:

     We have audited the consolidated balance sheet of Noise Cancellation Technologies, Inc. and Subsidiaries as of December 31, 1993, the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The aforementioned consolidated financial statements have been prepared assuming that the Company would continue as a going concern. Our report on our audit of such consolidated financial statements was issued originally under date of March 24, 1994. Such report was based upon the facts and circumstances as they existed at that time, including that substantial doubt did not exist as to the Company's ability to continue as a going concern through December 31, 1994. Subsequent to the date of issuance of our original report, certain uncertainties have arisen as described in "Risk Factors -- Current Financial Condition; Cash Position" appearing in the Company's Current Report on Form 8-K, Item 5, filed on December 19, 1994. Such subsequent uncertainties with respect to the availability of funds to sustain the Company's activities indicate at December 19, 1994, that the Company may be unable to continue as a going concern through 1995.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Noise Cancellation Technologies, Inc. and Subsidiaries as of December 31, 1993, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.
                                          ------------------------------------
                                          COOPERS & LYBRAND L.L.P.

Stamford, Connecticut
March 24, 1994, except as to the
  third paragraph above for which
  the date is December 19, 1994.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (NOTE 1)

                                                                            DECEMBER 31,
                                                                    ----------------------------
                                                                        1993            1994
                                                                    ------------    ------------
                             ASSETS
Current assets:
     Cash and cash equivalents (Note 3)                             $  3,154,122    $  2,423,289
     Short-term investments (Notes 3 and 13)                          18,919,976          18,269
     Accounts receivable:
          Trade:
               Joint Ventures and affiliates                              85,311       1,228,229
               Other (Note 2)                                            901,645         874,644
          Unbilled                                                       605,535         332,849
          Allowance for doubtful accounts                               (183,727)       (901,395)
                                                                    ------------    ------------
               Total accounts receivable                            $  1,408,764    $  1,534,327
     Inventories, net of reserves (Note 4)                             2,638,460       2,123,570
     Other current assets                                                170,415         314,473
                                                                    ------------    ------------
               Total current assets                                 $ 26,291,737    $  6,413,928
License fees receivable                                                   60,000              --
Property and equipment, net (Note 5)                                   2,385,598       3,330,682
Patent rights and other intangibles, net (Notes 2 and 14)                706,116       2,335,646
Other assets                                                              97,169         291,191
                                                                    ------------    ------------
                                                                    $ 29,540,620    $ 12,371,447
                                                                     ===========     ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                               $  2,430,898    $  2,489,953
     Accrued expenses                                                    334,692         672,427
     Losses in excess of investment in joint ventures (Note 3)         2,576,853       1,680,000
     Accrued payroll, taxes and related expenses                         888,033         601,712
     Customers' advances                                                  70,946          45,804
                                                                    ------------    ------------
               Total current liabilities                            $  6,301,422    $  5,489,896
                                                                    ------------    ------------
Losses in excess of investment in joint ventures (Note 3)           $         --    $  1,412,961
Commitments and contingencies (Notes 3, 10 and 11)
                      STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized;
  issued and outstanding 81,250,673 and 86,088,644 shares,
  respectively                                                      $    812,507    $    860,887
Additional paid-in-capital                                            71,244,858      75,177,698
Accumulated deficit                                                  (46,873,232)    (68,779,782)
Cumulative translation adjustment                                         93,914         152,170
Common stock subscriptions receivable                                 (1,992,599)     (1,196,133)
Expenses to be paid with common stock                                    (46,250)       (746,250)
                                                                    ------------    ------------
               Total stockholders' equity                           $ 23,239,198    $  5,468,590
                                                                    ------------    ------------
                                                                    $ 29,540,620    $ 12,371,447
                                                                     ===========     ===========

        Attention is directed to the foregoing accountant's reports and to the accompanying notes to consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                          1992            1993            1994
                                                      ------------    ------------    ------------
Revenues
     Product sales, net                               $    739,668    $  1,727,926    $  2,336,766
     Engineering and development services                3,778,929       3,598,004       4,335,541
     License fees                                           60,100          60,000         451,600
     Other                                                   1,989              --              --
                                                      ------------    ------------    ------------
          Total revenues                              $  4,580,686    $  5,385,930    $  7,123,907
                                                      ------------    ------------    ------------
Costs and expenses:
     Cost of sales                                    $    607,844    $  1,308,882    $  4,073,123
     Cost of engineering and development services        2,747,842       2,802,885       4,192,408
     Selling, general and administrative                 5,120,584       7,231,315       9,281,117
     Research and development (including $500,000
       of purchased research and development in
       1994)                                             4,214,149       7,962,926       9,521,916
     Compensation expense--removal of vesting
       conditions                                        7,441,875              --              --
     Equity in net loss of unconsolidated
       affiliates                                          116,639       3,581,682       1,824,239
     Provision for doubtful accounts                        30,000              --         717,668
     Interest expense                                       69,680           2,410           7,496
     Interest income                                      (239,113)       (313,175)       (587,510)
     Other, net                                             88,639              --              --
                                                      ------------    ------------    ------------
          Total costs and expenses                    $ 20,198,139    $ 22,576,925    $ 29,030,457
                                                      ------------    ------------    ------------
Net loss                                              $(15,617,453)   $(17,190,995)   $(21,906,550)
                                                       ===========     ===========     ===========
Weighted average number of common shares
  outstanding                                           61,711,500      70,416,272      82,905,546
                                                       ===========     ===========     ===========
Net loss per common share                                $(.25)          $(.24)          $(.26)
                                                         ======          ======          ======

        Attention is directed to the foregoing accountant's reports and to the accompanying notes to consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          COMMON STOCK       ADDITIONAL                   CUMULATIVE      STOCK
                                                      ---------------------    PAID-IN     ACCUMULATED    TRANSLATION  SUBSCRIPTION
                                                        SHARES     AMOUNT     CAPITAL       DEFICIT      ADJUSTMENT    RECEIVABLE
                                                      ----------  --------  -----------   ------------   ----------   ------------
Balance at December 31, 1991                          57,684,132  $576,841  $17,918,947   $(14,064,784)   $(11,027)   $   (122,472)
Sale of common stock, less expenses of $1,938,818      6,476,000    64,760   14,510,222             --          --              --
Sale of Treasury Stock (proceeds included above)        (276,065)   (2,761)     (57,239)            --          --              --
Shares issued upon exercise of warrants & options      3,926,840    39,269    1,845,440             --          --           5,000
Compensation attributable to warrants                         --        --        1,000             --          --              --
Compensation expense--removal of vesting conditions           --        --    7,441,875             --          --              --
Settlement of obligations                                354,060     3,541    1,319,361             --          --              --
Net loss                                                      --        --           --    (15,617,453)         --              --
Expenses to be paid with common stock                         --        --           --             --          --              --
Translation adjustment                                        --        --           --             --     128,373              --
                                                      ----------  --------  -----------   ------------   ----------   ------------
Balance at December 31, 1992                          68,164,967  $681,650  $42,979,606   $(29,682,237)   $117,346    $   (117,472)
Sale of common stock, less expenses of $1,959,449      9,900,138    99,001   26,085,291             --          --    $ (1,992,599)
Marketing expenses attributable to warrants                   --        --      120,250             --          --              --
Shares issued upon exercise of warrants & options      3,185,568    31,856    2,079,359             --          --              --
Proceeds from payment of subscription receivable              --        --           --             --          --         117,472
Net loss                                                      --        --           --    (17,190,995)         --              --
Translation adjustment                                        --        --           --             --     (23,432)             --
Expenses paid with common stock                               --        --       36,252             --          --              --
Expenses related to prior sale of common stock                --        --      (55,900)            --          --              --
                                                      ----------  --------  -----------   ------------   ----------   ------------
Balance at December 31, 1993                          81,250,673  $812,507  $71,244,858   $(46,873,232)   $ 93,914    $ (1,992,599)
Shares issued for acquisition of certain assets        2,025,000    20,250    2,206,000             --          --              --
Consulting expense attributable to warrants                   --        --       10,260             --          --              --
Shares issued upon exercise of warrants & options      2,207,971    22,080      943,631             --          --              --
Receipt of services in payment of stock subscription          --        --           --             --          --         796,466
Settlement of obligations                                560,000     5,600      694,400             --          --              --
Net loss                                                      --        --           --    (21,906,550)         --              --
Translation adjustment                                        --        --           --             --      58,256              --
Restricted shares issued for Director's compensation      45,000       450       98,406             --          --              --
Expenses related to prior sale of common stock                --        --      (19,857)            --          --              --
                                                      ----------  --------  -----------   ------------   ----------   ------------
Balance at December 31, 1994                          86,088,644  $860,887  $75,177,698   $(68,779,782)   $152,170    $ (1,196,133)
                                                       =========  ========   ==========    ===========   =========      ==========

                                                        EXPENSES
                                                         TO BE             TREASURY STOCK
                                                       PAID WITH     ---------------------------
                                                      COMMON STOCK      SHARES         AMOUNT         TOTAL
                                                      ------------   ------------   ------------   ------------
Balance at December 31, 1991                           $ (210,734)        276,065     $  (60,000)  $  4,026,771
Sale of common stock, less expenses of $1,938,818              --              --             --     14,574,982
Sale of Treasury Stock (proceeds included above)               --        (276,065)        60,000             --
Shares issued upon exercise of warrants & options              --              --             --      1,889,709
Compensation attributable to warrants                          --              --             --          1,000
Compensation expense--removal of vesting conditions            --              --             --      7,441,875
Settlement of obligations                                      --              --             --      1,322,902
Net loss                                                       --              --             --    (15,617,453)
Expenses to be paid with common stock                     (66,367)             --             --        (66,367)
Translation adjustment                                         --              --             --        128,373
                                                      ------------   ------------   ------------   ------------
Balance at December 31, 1992                           $ (277,101)             --     $       --   $ 13,701,792
Sale of common stock, less expenses of $1,959,449              --              --             --     24,191,693
Marketing expenses attributable to warrants                    --              --             --        120,250
Shares issued upon exercise of warrants & options              --              --             --      2,111,215
Proceeds from payment of subscription receivable               --              --             --        117,472
Net loss                                                       --              --             --    (17,190,995)
Translation adjustment                                         --              --             --        (23,432)
Expenses paid with common stock                           230,851              --             --        267,103
Expenses related to prior sale of common stock                 --              --             --        (55,900)
                                                      ------------   ------------   ------------   ------------
Balance at December 31, 1993                           $  (46,250)             --     $       --   $ 23,239,198
Shares issued for acquisition of certain assets                --              --             --      2,226,250
Consulting expense attributable to warrants                    --              --             --         10,260
Shares issued upon exercise of warrants & options              --              --             --        965,711
Receipt of services in payment of stock subscription           --              --             --        796,466
Settlement of obligations                                (700,000)             --             --             --
Net loss                                                       --              --             --    (21,906,550)
Translation adjustment                                         --              --             --         58,256
Restricted shares issued for Director's compensation           --              --             --         98,856
Expenses related to prior sale of common stock                 --              --             --        (19,857)
                                                      ------------   ------------   ------------   ------------
Balance at December 31, 1994                           $ (746,250)             --     $       --   $  5,468,590
                                                      ============       ========       ========    ===========

     Attention is directed to the foregoing accountant's reports and to the accompanying notes to consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEARS
                                                                         ENDED DECEMBER 31,
                                                            --------------------------------------------
                                                                1992            1993            1994
                                                            ------------    ------------    ------------
Cash flows from operating activities:
    Net loss                                                $(15,617,453)   $(17,190,995)   $(21,906,550)
    Adjustments to reconcile net loss to net cash (used in)
       operating activities:
         Depreciation and amortization                           378,365         565,677         993,504
         Compensation expense--removal of vesting
           conditions                                          7,441,875              --              --
         Common stock and warrants issued as consideration
           for:
              Compensation                                         1,000              --         109,116
              Rent and marketing expenses                        428,209         523,176              --
              Research and development                                --              --         500,000
              Other operating expenses                           335,307              --              --
         Receipt of services in payment of stock
           subscription                                               --              --         165,306
         Provision for slow moving and obsolete inventory             --              --       2,032,408
         Provision for tooling costs                                  --              --         100,000
         Provision for doubtful accounts                              --         190,000         717,668
         Realized loss on sale of short-term investments              --              --         375,200
         Equity in net loss of unconsolidated affiliates         116,639       3,581,682       1,824,239
         Unrealized foreign currency (gain) loss                 148,953         (13,459)         15,559
         Disposition of short-term investments                        --              --      18,526,507
         Changes in operating assets and liabilities:
              (Increase) in accounts receivable                  (73,741)       (818,897)       (921,469)
              Decrease in license fees receivable                500,000         185,000         180,000
              (Increase) in inventories                         (869,283)     (1,584,257)     (1,517,518)
              (Increase) decrease in other assets               (183,689)       (390,447)       (282,897)
              Increase in accounts payable and accrued
                expenses                                       1,281,428         787,065         282,990
              Increase (decrease) in other liabilities           (12,965)        867,024      (1,323,649)
                                                            ------------    ------------    ------------
         Net cash (used in) by operating activities         $ (6,125,355)   $(13,298,431)   $   (129,586)
                                                            ------------    ------------    ------------
Cash flows from investing activities:
    Capital expenditures                                    $   (922,764)   $   (857,638)   $ (1,286,019)
    Acquisition of patent rights                                      --              --         (69,999)
    Investment in joint ventures                                 (46,984)     (1,000,000)       (191,083)
    Purchases of short-term investments                       (4,722,355)    (20,713,458)             --
    Sales of short-term investments                            1,422,622       6,293,215              --
                                                            ------------    ------------    ------------
         Net cash (used in) investing activities            $ (4,269,481)   $(16,277,881)   $ (1,547,101)
                                                            ------------    ------------    ------------
Cash flows from financing activities:
    Proceeds from:
         Sale of common stock                               $ 14,574,982    $ 24,191,693    $         --
         Expenses related to prior sale of common stock               --         (55,900)        (19,857)
         Exercise of stock purchase warrants and options       1,884,709       2,111,215         965,711
         Subscriptions receivable                                  5,000         117,472              --
    Repayments for:
         Notes payable to related parties                       (450,000)             --              --
         Patent rights                                           (17,671)         (3,070)             --
                                                            ------------    ------------    ------------
         Net cash provided by financing activities          $ 15,997,020    $ 26,361,410    $    945,854
                                                            ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents        $  5,602,184    $ (3,214,902)   $   (730,833)
Cash and cash equivalents--beginning of period                   766,840       6,369,024       3,154,122
                                                            ------------    ------------    ------------
Cash and cash equivalents--end of period                    $  6,369,024    $  3,154,122    $  2,423,289
                                                            =============   =============   =============
Cash paid for interest                                      $     53,156    $      1,081    $      7,496
                                                            =============   =============   =============
Non-cash investing and financing activity:
    Issuance of common stock in exchange for certain assets
       of ANVT                                              $         --    $         --    $  2,200,000
                                                            =============   =============   =============

See Notes 6, 8 and 11 with respect to settlement of certain obligations by issuance of securities and see Note 3 with respect to issuance of common stock in exchange for notes receivable.

        Attention is directed to the foregoing accountant's reports and to the accompanying notes to consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS

1. BACKGROUND:

Noise Cancellation Technologies, Inc. (the "Company") is engaged in the design, development, licensing, production and distribution of electronic systems that actively reduce noise and vibration, principally through joint ventures and other forms of strategic alliances. The Company's activities to date have principally involved the developing of its electronic systems for commercial use and providing engineering and development services under contracts with strategic partners and third parties.

On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of Active Noise and Vibration Technologies, Inc. ("ANVT") (see Note 14). The Company also acquired all rights under certain joint venture and customer agreements subject to the consent of the other parties to those agreements. Included in the acquisition was ANVT's 50% interest in Chaplin Patents Holding Co., Inc. ("CPH"), at which time the Company became the sole shareholder of CPH.

The technology supporting the Company's electronic systems was developed using technology maintained under various patents (the "Chaplin Patents") held by CPH as well as patented technology acquired or developed by the Company. CPH, formerly a joint venture with ANVT was established to maintain and defend these patent rights. The former joint venture agreement relating to the Chaplin Patents required that the Company only license or share the related technology with entities who are affiliates of the Company. As a result, the Company established various joint ventures and formed other strategic alliances (see
Note 3) to further develop the technology and electronic systems and components based on the Chaplin Patents, to develop such technology into commercial applications, to integrate the electronic systems into existing products and to distribute such systems and products into various industrial, commercial and consumer markets.

The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $68.8 million on a cumulative basis through December 31, 1994. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing fees and engineering and development funds received from joint venture and other strategic partners. As discussed in Note 3, agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or the alliances be paid on a preferential basis to the Company's co-venturers until the technology licensing fees and engineering and development funds provided to the venture or the Company are recovered.

Cash, cash equivalents and short-term investments amount to $2.4 million at December 31, 1994, decreasing from $22.1 million at December 31, 1993. Management does not believe that available funds at December 31, 1994 are sufficient to sustain the Company for the next twelve months. Management believes that cash and the cash anticipated from the exercise of warrants and options, the funding derived from forecasted technology license fees, royalties, and product sales, and engineering and development revenue, the operating cost savings from the reduction in employees and reduced capital expenditures should be sufficient to sustain the Company's anticipated future level of operations into 1996. However, the period during 1996 through which it can be sustained is dependent upon the level of realization of funding from technology license fees, royalties and product sales, and engineering and development revenue and the achievement of the operating cost savings from the events described above, all of which are presently uncertain.

There can be no assurance that additional funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to further and substantially cut back its level of operations in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1994, about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION:

The financial statements include the accounts of the Company and its wholly owned subsidiaries. All material inter-company transactions and account balances have been eliminated in consolidation.

Unconsolidated affiliates include joint ventures and other entities not controlled by the Company, but over which the Company maintains significant influence and in which the Company's ownership interest is 50% or less. The Company's investments in these entities are accounted for on the equity method. When the Company's equity in cumulative losses exceeds its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method (see Note 3). The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

REVENUE RECOGNITION:

Products Sales:

Revenue is recognized as the product is shipped.

Engineering and development services:

Revenue from engineering and development contracts is recognized and billed as the services are performed. However, revenue from certain engineering and development contracts are recognized as services are performed under the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Estimated losses are recorded when identified.

Revenues recorded under the percentage of completion method amounted to $249,700 and $605,500 for the years ended December 31, 1994 and 1993, respectively. Retainage balances were $8,200 and $95,800 at December 31, 1994 and 1993 , respectively. The 1994 balance is expected to be collected within one year.

Technology Licensing Fees:

Technology licensing fees paid by joint venturers, coventurers, strategic partners or other licenses which are nonrefundable, are recognized in income upon execution of the license agreement or upon completion of any performance criteria specified within the agreement.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS:

The Company considers all money market accounts and investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Short-term investments principally comprise high quality investments in fixed-income securities funds and mid-term, high quality bond funds.

INVENTORIES:

Inventories are stated at the lower of cost (first in, first out) or market.

With regard to the Company's assessment of the realizability of inventory, the Company periodically conducts a complete physical inventory; currently this is done on a quarterly basis. At the same time, the Company reviews the movement of inventory on an item by item basis to determine the value of items which are either slow moving or have become obsolete since the last quarterly review. After applying the above noted measurement criteria, as well as looking forward to assess the potential for near term product engineering changes and/or technological obsolescence, the Company determines the current need for inventory reserves. After applying the above noted measurement criteria at December 31, 1994, the Company increased its provision for slow moving and obsolete inventory to a total of $2,025,300, of which $1,235,300 was recorded in the fourth quarter of 1994 (see Note 4).

PROPERTY AND EQUIPMENT:

Property and equipment are stated at cost and depreciation is recorded on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of their useful lives or the related lease term.

PATENT RIGHTS:

Patent rights are stated at cost and are amortized on a straight line basis over the remaining average life of the patents (ranging from 1 to 15 years). Amortization expense was $96,944, $96,944 and $166,720 for 1992, 1993 and 1994,
respectively. Accumulated amortization was $510,021 and $676,740 at December 31, 1993, and 1994, respectively.

It is the Company's policy to review its individual patents on a regular basis to determine whether any event has occurred which could impair the valuation of any such patent.

FOREIGN CURRENCY TRANSLATION:

The financial statements for the United Kingdom operations are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for revenues and expenses. The effects of foreign currency translation adjustments are included as a component of stockholders' equity and gains and losses resulting from foreign currency transactions are included in income.

LOSS PER COMMON SHARE:

The net loss per common share has been determined on the basis of the weighted average number of shares of common stock outstanding during the period. Common stock equivalents (including stock options and warrants) have not been considered since their effect would be antidilutive.

CONCENTRATIONS OF CREDIT RISK:

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, short-term investments and trade receivables. The Company primarily holds its cash and cash equivalents in two banks. Deposits in excess of federally insured limits were $2.2 million at December 31, 1994. Short-term investments are primarily held in liquid fixed income funds which are invested principally in high quality government securities. The Company sells its products and services to original equipment manufacturers, distributors and end users in various industries worldwide. As shown below, the Company's five largest customers accounted for approximately 60.8% of revenues during 1994 and 75.0% of gross accounts receivable at December 31, 1994. The Company does not require collateral or other security to support customer receivables.

                                 AS OF DECEMBER 31, 1994
                                     AND FOR THE YEAR
                                        THEN ENDED
                                 ------------------------
                                  ACCOUNTS
           CUSTOMER              RECEIVABLE     REVENUE
------------------------------   ----------    ----------
Walker Noise Cancellation
  Technologies                   $  205,700    $1,701,700
Ultra Electronics, Ltd.             878,800     1,072,400
QuietPower Systems, Inc.
  (fully reserved)                  492,100       692,200
Siemens Medical Systems, Inc.       159,600       533,000
All Other                           608,600     2,789,700
                                   --------    ----------
    Total                        $2,435,700    $7,123,900
                                   ========    ==========

The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable on no less than a quarterly basis. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of receivables in the 90+ day category, the nature of disputes, if any, and the progression of conversations and/or correspondence between the Company and customers regarding the underlying cause for the age of such receivables. After applying the above noted measurement criteria as of December 31, 1994, the Company increased its allowance for doubtful accounts to $901,400, of which $517,700 was recorded in the fourth quarter of 1994.

RECLASSIFICATIONS:

Certain reclassifications have been made to the 1993 financial statements to conform with the 1994 presentation.

3. JOINT VENTURES AND OTHER STRATEGIC ALLIANCES:

The following is a summary of the Company's joint ventures and other strategic alliances as of December 31, 1994.

The Company and certain of its wholly-owned subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its electronic systems and products containing such systems. These agreements generally provide that the Company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding generally includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other party generally receives a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an "interest" factor in some instances) is recovered. The aggregate of preferred distributions due to joint venture partners from future profits of the joint ventures was approximately $9.7 million at December 31, 1994.

Technology licensing fees and engineering and development fees paid by joint ventures to the Company are recorded as income since there is no recourse to the Company for these amounts or any commitment by the Company to fund the obligations of the venture.

When the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method. The aggregate amount of the Company's share of losses in these joint ventures in excess of the Company's investments which has not been recorded was approximately $0.9 million at December 31, 1994. The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

Certain of the joint ventures will be suppliers to the Company and to other of the joint ventures and will transfer products to the related entities based upon pricing formulas established in the agreements. The formula is generally based upon fully burdened cost, as defined in the agreements, plus a nominal profit.

Total revenues recorded by the Company relating to the joint ventures and alliances, or their principals, for technology licensing fees, engineering and development services and product sales were as follows:

                             YEARS ENDED DECEMBER 31,
        JOINT          ------------------------------------
  VENTURE/ALLIANCE        1992         1993         1994
---------------------  ----------   ----------   ----------
Walker Noise
  Cancellation
  Technologies         $1,097,000   $1,069,200   $1,701,700
Foster/NCT Supply,
  Ltd.                     41,000       51,100      144,700
Boet Systeme Actif
  S.A.                    112,000       14,000           --
Philips NCT Noise
  Cancellation N.V.       301,000      150,000           --
Interkeller AG            193,000      107,700      105,600
Electrolux                818,000      503,600      162,500
Ultra Electronics,
  Ltd.                    111,000      683,500    1,072,400
Siemens Medical
  Systems, Inc.           563,000    1,140,000      533,000
Bosch-Siemens
  Hausgerate GmbH         531,000      260,000           --
                       ----------   ----------   ----------
    Total              $3,767,000   $3,979,000   $3,719,000
                        =========    =========    =========

Outlined below is a summary of the nature and terms of these ventures or alliances:

JOINT VENTURES

50%-OWNED ENTITIES:

Chaplin Patents Holding Company ("CPH") was co-owned on a 50/50 basis by the Company and ANVT, a former competitor. On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of ANVT. The Company also acquired all rights under certain joint venture and customer agreements subject to the consent of the other parties to those agreements. Included in the acquisition was ANVT's 50% interest in CPH at which time the Company became the sole shareholder of CPH. CPH acquired certain patent rights relating to the reduction and elimination of noise and vibration from the Company, ANVT and a third party. The Company and ANVT had licensed co-exclusive rights to the Chaplin Patents from CPH. The joint venture agreement related to the Chaplin Patents required that the Company may only license or share the related technology with entities who are affiliates of the Company. As a result, the Company has established several joint ventures and formed other strategic alliances to further develop the technology and electronic systems and components based on the Chaplin Patents, to develop such technology into commercial applications, to integrate the electronic systems into existing products and to distribute such systems and products into various industrial, commercial and consumer markets. Initial capital contributions by the Company and ANVT of $150,000 each to CPH were used to acquire certain rights owned by the third party. Pursuant to the patent license agreement, and until September 16, 1994 the Company and ANVT contributed cash equally to CPH to fund administrative costs and provide for maintenance and protection of the related patents. After September 16, 1994, the Company, as sole shareholder of CPH, was responsible for 100% of CPH's funding requirements. This funding charged to operations by the Company was $163,500, $244,000 and $345,000 for each of the years in the three year period ended December 31, 1994, respectively, and is included in general and administrative expenses in the accompanying Statements of Operations.

Walker Noise Cancellation Technologies ("WNCT") is a 50/50 general partnership between NCT Muffler, Inc., a wholly-owned subsidiary of the Company and Walker Electronic Mufflers, Inc. ("WEM"), a wholly-owned subsidiary of Tennessee Gas Pipeline Company. WNCT was established in 1989 to develop, manufacture and distribute active mufflers for use in automobiles and other vehicles and other industrial applications. The agreement between NCT and Walker was expanded and extended in 1991. WEM will manufacture all of WNCT's electronic mufflers, using electronic components supplied by the Company. Electronic mufflers will be marketed by WEM or the Company, depending on the related market for the application. The partnership expires on December 31, 2088, unless extended.

Initial capital contributions by the Company and WEM were $750,000 each, and such amounts were paid by WNCT to the Company as a license fee in 1989. The joint venture agreement provides that WEM will make preferred contributions to WNCT for the purpose of funding engineering and development performed by the Company and engineering performed by WEM. Aggregate preferred contributions made by WEM to WNCT (net of return of capital advances to WEM) through December 31, 1994, amount to $7.6 million, of which $4.2 million was paid to the Company and $3.4 million was credited by WNCT to WEM's capital account for the cost of engineering services performed. Interest on the engineering preferred contributions and certain portions of the engineering and development contributions is compounded monthly at 1% less than the bank prime rate until repaid through preferred distributions. WEM's obligation to fund engineering and development expired at the end of the first quarter of 1994.

WEM is entitled to preferred distributions of cash for its preferred contributions, including interest, in an amount equal to 50% of profits, if any, until such amounts are repaid. The remaining portion of the cash distributions will be split equally between the Company and WEM. The net aggregate amount of unrecovered preferred contributions, including interest, amounts to $8.6 million at December 31, 1994. Neither partner shall be liable for the return of any capital contributions of the other partner, either over the term of the partnership or upon its liquidation.

WEM is also obligated to loan sufficient funds to the partnership to meet its need for working capital in an amount not to exceed $500,000. As of December 31, 1994, no working capital loans have been made by WEM.

The Company recorded income of $750,000 from the license fee in 1989. The Company has also recorded as income its engineering and development payments from WNCT, amounting to $1.1 million, $1.1 million and $1.1 million for each of the three years ended December 31, 1994, respectively. There is no recourse to the Company for these payments, and the Company has no commitment to fund any obligations of WNCT, except as provided in the following paragraph.

In December, 1993, Tenneco Automotive, a division of Tennessee Gas Pipeline Company, purchased shares of common stock of the Company for $3.0 million in cash, at a price per share of approximately $2.70, which was equal to 94% of the price to the public of the shares of the Company's common stock then offered. Immediately thereafter, the Company contributed $1.0 million to the capital of WNCT, following which WNCT repaid $1.0 million of the capital advances made to WNCT by WEM and representatives of WEM. The Company agreed to restructure WNCT. Such restructuring would include giving WNCT worldwide rights for the manufacture and sale of all muffler products except those manufactured and sold in the consumer and defense markets. WNCT also would be expanded to have, in addition to rights it has with respect to vehicular mufflers, worldwide rights to all silencing and vibration applications (e.g., mufflers, cabin quieting, engine mounts, fan quieting and engine block quieting) for all vehicles except trains, aircraft and watercraft. In addition, the Company committed to help fund $4.0 million of product and technology development work of the Company attributable to WNCT. Also pursuant to the agreement with Tenneco Automotive, Walker's right to acquire the Company's interest in WNCT upon the occurrence of certain events was eliminated and Tenneco Automotive has the right to have a representative serve on the Company's Board of Directors. The agreement with Tenneco Automotive and the Company's related funding commitment has resulted in 1993 recognition of $3.6 million of previously unrecognized losses and 1994 recognition of $1.4 million of current year losses with respect to the joint venture with WEM. Such losses exceeding the Company's remaining investment in WNCT amounted to $2.9 million at December 31, 1994. Of the $2.9 million, $1.5 million has been recorded as a current liability. The balance of $1.4 million is classified as a long term liability.

The Company estimates that it will expend less than $1.5 million in 1995. The amount that the Company expends on an annual basis is at the Company's discretion, and is recognized as incurred. During 1994, the Company incurred and recognized approximately $1.1 million toward this obligation.

Prior to December 31, 1994, the Company's share of cumulative losses equaled its investment and commitment to the joint venture. The Company has no further obligation or intention to fund any additional losses therefore, the Company has suspended applying the equity method. As of December 31, 1994, the Company's share of losses in excess of its investment in WNCT, which has not been recorded by the Company, aggregated approximately $0.5 million.

The Company is currently in negotiations with Tenneco Automotive regarding the anticipated level of funding of the WNCT for 1995 and beyond. These negotiations include the Company's commitment (discussed above) to help fund $4.0 million of product and technology development work and the future percent ownership by Tenneco Automotive and the Company in WNCT. The Company is unable to predict the outcome of such negotiations at this time. Except for the obligation to help fund $4.0 million of product and technology work as discussed above, as such commitment may be modified as a result of the Company's ongoing negotiations with Tenneco Automotive, the Company has no current plans, obligation or intention to provide additional funding to WNCT.

Foster/NCT Headsets International, Ltd. ("FNH") is a 50/50 joint venture between Foster Electric Company, Ltd. ("Foster") and the Company. FNH was established as a limited liability company in Japan in March 1991 to develop, design, manufacture and sell active noise cancellation headset systems. FNH has exclusive manufacturing rights for the headsets in the Far East and non-exclusive marketing rights worldwide. Additionally, another joint venture with Foster/NCT Supply, Ltd., ("FNS" as described below) serves as a supply joint venture for FNH.

Initial capital contributions made by the Company and Foster under the FNH joint venture agreement were 6.5 million yen (historical cost of approximately $47,000) each. In March, 1994 the Company and Foster agreed to jointly and equally increase the capitalization of FNH to a total of 52 million yen resulting in the Company's additional investment of $191,000. The increase in capitalization will enable FNH to launch an expanded marketing effort in the Company's products in the Far East.

Under related agreements, Foster paid a license fee to the Company of $1 million, which was recognized as income in 1991, and agreed to pay an additional $700,000 to the Company at a rate of two percent of sales after cumulative sales by FNH reach $50 million and the accumulated deficit in FNH is reduced to zero. The license fees paid to date in the amount of $1 million are not subject to repayment.

As part of the February 10, 1995 agreement to dissolve the FNS joint venture, (see FNS Note below) NCT has repurchased the exclusive manufacturing rights for headsets in the Far East from Foster. The Company recorded a charge of $780,000 in 1994 relating to these transactions.

In return for technical and management assistance provided by Foster, FNH has agreed to pay Foster up to an aggregate amount of $1.4 million based on three percent of sales; the first $700,000 of which are to be paid without restriction based upon sales amount, the remaining $700,000 begin to be paid to Foster when the FNH accumulated deficit is reduced to zero. Through December 31, 1994, the accumulated deficit of FNH was $543,000.

The Company's above noted incremental investment has resulted in the recognition of $42,000 of previously unrecognized losses and $149,000 of current losses with respect to the FNH joint venture in 1994. As of December 31, 1994, the Company's share of losses in excess of its investment in FNH, which has not been recorded by the Company aggregated approximately $11,000.

The Company has purchased certain tooling for use by FNH which it has recorded on its books. The tooling will be amortized against products sold by NCT.

Analog/NCT Supply Ltd. ("ADI/NCT") is a 50/50 joint venture between Analog Devices, Inc. ("ADI") and the Company which was established in June 1992. ADI/NCT was formed to design, develop and manufacture computer chips to be incorporated into the Company's electronic systems. Initial capital contributions by the Company and ADI were nominal. The joint venture and related agreements provide that each party will bear their respective cost of design and development of the computer chips. ADI will manufacture and sell the computer chips to ADI/NCT, based on orders provided to ADI/NCT by the Company, at prices to be agreed upon by the Company and ADI. Administrative services required by ADI/NCT will be provided by ADI, the costs of which will be funded by the joint venture. No such services have been charged to or incurred by the joint venture as of December 31, 1994.

Harris/NCT Supply, L.L.C. ("HARNCT") is a 50/50 limited liability company owned equally by Harris Corporation ("Harris") and the Company under a Limited Liability Company Agreement concluded in September, 1993 (the "LLC Agreement"). HARNCT will develop and manufacture silicon chips to be incorporated into the Company's electronic systems. Initial capital contributions by the Company and Harris were nominal. The LLC Agreement provides that each party will bear their respective cost of design and development of the silicon chips. Harris will manufacture and sell the silicon chips to HARNCT, based on orders provided to HARNCT by the Company, at prices to be agreed upon by the Company and Harris. Administrative services required by HARNCT will be provided by Harris, the costs of which will be funded by HARNCT. No such services have been charged to or incurred by HARNCT as of December 31, 1994.

LESS THAN 50%-OWNED ENTITIES:

Foster/NCT Supply, Ltd., ("FNS") is a 30/70 joint venture between the Company and Foster which was established in June 1991 to serve as a supply joint venture for the Company's worldwide activities.

Capital contributions required under the joint venture agreement were 3 million yen from the Company and 7 million yen from Foster (approximately $22,000 and $51,000, respectively). Foster is also required to provide assistance to FNS for research and development activities amounting to $50,000 per month up to an aggregate of $1.2 million, which FNS shall repay to Foster at the rate of one percent of the amount of each month's sales. There is no recourse to the Company should FNS not record sufficient sales for Foster to recover such research and development costs.

Foster and the Company have agreed that the acquisition of certain assets of ANVT by NCT (see Note 14) has removed the necessity for the continued existence of FNS. An orderly liquidation of FNS should be complete in April 1995. The agreement provides for the Company's repurchase from Foster for $0.6 million of the exclusive headset manufacturing rights in the Far East (see FNH note above) and an immediate minimum 5% reduction in the price of headset products to be produced by Foster for the Company. The Company accrued a $0.8 million charge in 1994 relating to this agreement, of which $0.2 million is reflected as a current liability at December 31, 1994.

As of December 31, 1994, the Company's share of losses in excess of its investment in FNS, which has not been recorded by the Company, aggregated approximately $152,000.

Boet Systeme Actif S.A. ("BSA") is a 49/51 joint venture between NCT Muffler, Inc., a wholly-owned subsidiary of the Company, and S.A. Andre Boet ("Boet"), respectively. BSA was established in 1991 to develop, manufacture in France, and sell worldwide NCT electronic silencers for use on non-automotive internal combustion engines. BSA is responsible for the customization, marketing and sales of the silencers. The Company will assist BSA with product development and employee training. All supplies will be purchased by BSA from either Boet or NCT Muffler. Initial capital contributions by NCT Muffler and Boet were not significant.

BSA will fund the Company's cost of research and engineering, at a predetermined rate, and reimburse materials, equipment, tools, supplies and out-of-pocket expenses to Boet and the Company. The joint venture agreement provides that Boet will advance funding for the development, operation and working capital needs of BSA. BSA will repay Boet through preferential distributions from its excess cash in amounts not to exceed 20% of BSA's net income in each year. Boet has contributed an aggregate of approximately $496,000 to BSA through December 31, 1994, none of which has been repaid.

Payments from BSA to the Company for research and engineering aggregated approximately $120,000 through December 31, 1994. License fees from BSA to NCT Muffler aggregated $240,000 through December 31, 1994. The above amounts were recognized as income by the Company since there is no commitment or intention for NCT Muffler to fund any obligations of BSA, nor is there any recourse to NCT Muffler for these payments.

As a result of the April 1994 transfer to WNCT of the rights to market the Company's industrial silencer products and the Company's ongoing negotiations with Tenncco Automotive (see WNCT note above) there is uncertainty regarding the collectability of $150,000 due from BSA at December 31, 1994 and such amount has been fully reserved. Boet, WEM and NCT are jointly reviewing their current business relationships with BSA who continues to pursue the joint venture's business.

NCT Muffler's share of losses in excess of their investment which has not been recorded by NCT Muffler aggregated approximately $210,000 at December 31, 1994.

Philips NCT Noise Cancellation N.V. ("PNNC") was established in August, 1992 to develop and manufacture components for active noise and vibration control systems and sell such components to the Company or the Company's customers. In July 1993, the Company and its co-venturer, Philips Industrial Activities N.V. ("PIA") decided to suspend business operations of the joint venture until such time as the nature, specifications and volume of components required by the Company from PNNC become more clearly defined. Subsequently, in December 1993, the Company sold its entire interest in PNNC to PIA for a nominal fee, and PIA assumed all obligations of PNNC. The Company and PIA continue to pursue mutual business interests.

Jabil NCT Supply, Inc. ("JCI/NCT") was established in August 1993 to design, develop and manufacture printed circuit board assemblies to be incorporated into the Company's electronic systems. The Company owns 31% of JCI/NCT and the remaining 69% is owned by Jabil Circuit, Inc. ("Jabil"). Initial capital contributions by the Company and Jabil were nominal. The joint venture and related agreements provide that each party will bear their respective costs of design and development of the printed circuit boards. Jabil will manufacture and sell the printed circuit boards to JCI/NCT, based on orders provided to JCI/NCT by the Company. Administrative services required by JCI/ NCT will be provided by Jabil. The prices for the printed circuit board assemblies paid by JCI/NCT will include an allocation of costs for the performance of administrative services and will also include an allocation with respect to the design and development cost incurred by Jabil. The cost of the printed circuit boards purchased by the Company from JCI/NCT shall include a nominal markup over JCI/NCT's fully burdened cost, as defined.

OTHER STRATEGIC ALLIANCES:

Foster and the Company entered into an agreement in December 1993, pursuant to which Foster purchased shares of common stock at a value of $2.0 million (the "Foster Shares"), at a price per share of approximately $2.70 equal to 94% of the price to the public of the shares of common stock in the December 1993 offering. Foster paid the purchase price by means of a cash payment of one cent ($.01) per share (the par value of the common stock) and the delivery of a series of promissory notes (the "Foster Notes") in an aggregate principal amount equal to the balance of the purchase price. The Foster Notes are full recourse notes of Foster bearing interest at one percent above the rate of three-year United States Treasury Notes and mature on April 17, 1997. The Foster Notes are secured by the Foster Shares until paid or "earned out" as described in the next paragraph. The Foster Notes were recorded as a Common Stock subscription receivable by the Company.

Foster and the Company entered into an agreement under which Foster will provide and the Company will purchase $2.0 million of various product and market development services deemed necessary by the Company for commercialization of several new headset and other products and the further development of the Company's Japanese markets over a 40-month period. Upon completion of each such project or phase, the agreed budgeted amount therefor will be billed to the Company and will be paid, at the Company's election, either in cash or by discharge of an equivalent amount of the Foster Notes, in which latter event an appropriate number of the Foster Shares would be released from the collaterlization restrictions and the Common Stock subscription receivable will be reduced. During 1994, $0.8 million of such services were purchased by the Company and, at the Company's election was satisfied through the discharge of an equivalent amount of the Foster Notes.

Foster and the Company's wholly owned subsidiary, NCT Far East ("NCTFE") entered into a marketing agreement in November 1991 under which Foster agreed to fund up to $500,000 for the establishment of a marketing office in Tokyo. This funding was reimbursed through the issuance of 150,000 shares of common stock of the Company to Foster in 1992 and future payments to Foster by NCTFE equal to 25% of NCTFE pretax profits, as defined, until Foster has recovered 100% of funding in excess of $300,000. The market value of the Company's common stock issued to Foster ($300,000) was charged to operations in 1992. Through December 31, 1994, $185,200 has been funded by Foster under the marketing agreement. Further, commissions payable by NCTFE to Foster under this agreement are based upon sales by customer and 5% of any engineering and development or working capital funding acquired through Foster's efforts.

Interkeller AG ("Interkeller"), a member of Rieter Holding Limited, and the Company entered into a strategic alliance in June 1992 to improve the noise reduction in vehicles through the combination of NCT's active cabin quieting system ("ACQS") and Interkeller technology. Under the agreement, Interkeller performs acoustic studies in the field of electronic cabin quieting in vehicles, and the Company sold Interkeller a prototype ACQS and licensed Interkeller the right to use related software in connection with acoustic studies under the agreement, for which Interkeller has paid a license fee and contributed $240,000 to the Company over a two year period, ending June 1994. As of December 31, 1994, the Company has recognized cumulative license fee income of $180,000 and $97,000 for consultation and development under the June 1992 agreement. The contract has not been renewed.

AB Electrolux ("Electrolux") and the Company entered into a Joint Development Cooperation Agreement in June 1991 which provides for the Company to design, develop and supply active systems for quieting certain Electrolux products. Electrolux agreed to pay the Company $65,000 per month for two years, which the Company has recorded as engineering and development income. These development costs may be recovered by Electrolux through royalties on net sales to other manufacturers of competing products up to 250% of the engineering and development costs funded by Electrolux. Electrolux agreed to purchase components for the manufacture of related systems for its products from the Company. If Electrolux purchases such components from other sources, a royalty of 6% of the net invoice price will be due to the Company.

Further, the Company granted Electrolux a worldwide non-exclusive license to utilize related proprietary technology for the life of such patents for a fee of $500,000 payable in monthly installments of $20,000, and agreed to limit the Company's licensing of such technology to five white goods manufacturers for a period of five years. In January 1994 such limitations on the Company's technology licensing were terminated by an amendment to the original agreement. The $500,000 license fee was recognized as income in 1991, all of which was paid as of December 31, 1993.

Ultra Electronics Ltd. (formerly Dowty Maritime Limited) ("Ultra") and the Company entered into a teaming agreement in May 1993 to collaborate on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the Company will provide informational and technical assistance relating to the aircraft quieting system and Ultra will reimburse the Company for any expenses incurred in connection with such assistance. Ultra is responsible for the marketing and sales of the products. The Company will supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra.

Profits on orders from customers will be apportioned two thirds to Ultra and one third to the Company until Ultra has fully recovered funds contributed for the development and initial marketing of the products and the cumulative distribution of profits is equal. During the three years ended December 31, 1994, such cumulative contributions total approximately $1.9 million. Upon full recovery, profits will be divided equally between Ultra and the Company.

In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1 1/2% of sales commencing in 1998. Of the $2.6 million, $1.6 million was paid to the Company in April, 1995 and $1.0 million will be paid to the Company upon the achievement of certain objectives. Under the agreement, Ultra has also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and has employed certain of the Company's employees.

Siemens Medical Systems, Inc. ("Siemens") and NCT Medical Systems, Inc. ("NCTM"), a 90%-owned subsidiary of the Company, entered into an agreement in March 1992 to supply Siemens with NCTM/MRI systems, a noise cancellation and audio system for Magnetic Resonance Imaging systems ("MRI"), on an exclusive basis at specified quantities over two years. In return, Siemens has agreed to utilize only NCTM/MRI systems in their MRI's during the two year period. During 1992, 1993 and 1994 NCTM has sold 60, 118 and 48 units, respectively, to Siemens. In late November 1993, the Company and Siemens signed a new agreement, superseding the 1992 agreement, which provides for the purchase by Siemens from the Company of European and U.S. versions of the Company's MRI headsets suitable for use with Siemens' MRI machines.

Bosch-Siemens Hausgerate GmbH ("BSHG") and the Company entered into a one year agreement in April 1992 for the Company to perform research and development work to enhance BSHG products with NCT technology. As of December 31, 1993, the Company had completed the required work. In accordance with the agreement, BSHG has paid a total of $780,000, of which $520,000 and $260,000 were recorded as income in 1992 and 1993, respectively.

4. INVENTORIES:

Inventories comprise the following:

                                      DECEMBER 31,
                                -------------------------
                                   1993          1994
                                ----------    -----------
Components                      $1,593,200    $ 2,452,000
Work in Process                     57,800             --
Finished Goods                   1,157,500      1,696,900
                                ----------     ----------
Gross Inventory                 $2,808,500    $ 4,148,900
    Reserve for Obsolete &
      Slow Moving Inventory       (170,000)    (2,025,300)
                                ----------     ----------
Inventory, Net of Reserves      $2,638,500    $ 2,123,600
                                ==========     ==========

5. PROPERTY AND EQUIPMENT:

Property and equipment comprise the following:

                     ESTIMATED            DECEMBER 31,
                    USEFUL LIFE    --------------------------
                      (YEARS)         1993           1994
                    -----------    -----------    -----------
Machinery and
  equipment                5       $ 1,777,900    $ 2,373,900
Furniture and
  fixtures                 5           619,100        761,600
Leasehold
  improvements          7-10           782,900      1,178,500
Tooling                  1-3           356,800        994,900
Other                   5-10            38,200         57,000
                                    ----------     ----------
    Gross                          $ 3,574,900    $ 5,365,900
Less, accumulated
  depreciation                      (1,189,300)    (2,035,200)
                                    ----------     ----------
    Net                            $ 2,385,600    $ 3,330,700
                                    ==========     ==========

Depreciation expense for the years ended December 31, 1992, 1993 and 1994, was $235,000, $449,000 and $531,000, respectively.

6. COMMON STOCK:

In December 1993, the Company completed a public offering of 8,050,000 shares of common stock. In contemporaneous transactions, the Company sold an additional 1,850,138 shares to two of its strategic partners, Tenneco Automotive and Foster Electric Co., Ltd. These transactions generated net cash proceeds of $24.2 million. The shares issued to Tenneco Automotive and Foster were registered on January 31, 1994.

PRIVATE PLACEMENT:

The Company completed a private placement of approximately 6.5 million shares of its common stock in August 1992 receiving approximately $14.6 million in net proceeds. Such shares were registered in November 1992.

EXPENSES PAID WITH COMMON STOCK:

The Company entered into agreements with certain stockholders, employees and third parties to issue common stock in satisfaction of certain obligations. The value of common stock issued in these non-cash transactions amounted to $1,581,200 and $1,351,000 during 1991 and 1992, respectively. During the fourth quarter of 1994, the Company entered into agreements with third parties to issue common stock in satisfaction of certain obligations. These non-cash transactions amounted to $700,000.

STOCK SUBSCRIPTIONS RECEIVABLE:

Stock subscriptions receivable due from an officer and a director were paid in full during 1993.

In December 1993, Foster and the Company entered into a definitive agreement pursuant to which Foster purchased shares of common stock for a cash payment of one cent ($.01) per share (the par value of the common stock) and the delivery of a series of promissory notes (the "Foster Notes") in an aggregate principal amount equal to the balance of the purchase price. The Foster Notes are full recourse notes of Foster bearing interest at one percent above the rate of three-year United States Treasury Notes mature on April 17, 1997. The Foster Notes are collateralized by the Foster Shares until paid or "earned out" (see
Note 3). No Foster Shares could be sold by Foster, irrespective of the payment of any of the Foster Notes, until June 23, 1994. The Foster

Notes have been classified as a stock subscription receivable and recorded as a reduction of stockholders' equity in the accompanying balance sheets as of December 31, 1994.

SHARES RESERVED FOR COMMON STOCK OPTIONS AND WARRANTS:

At December 31, 1994, aggregate shares reserved for issuance under common stock option plans and warrants amounted to 13,777,305 shares of which common stock options and warrants for 12,560,905 shares are outstanding (see Note 7).

7. COMMON STOCK OPTIONS AND WARRANTS:

STOCK OPTIONS:

The Company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4,000,000 shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the Company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the Company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors.

Transactions in the 1987 Plan related to incentive Stock Options were as follows:

                                                    NUMBER
                   NUMBER OF     OPTION PRICE      OF SHARES
                    SHARES         PER SHARE      EXERCISABLE
                   ---------    ---------------   -----------
Outstanding at
  December 31,
  1991             3,543,231    $.28125-$2.97      3,063,231
                                                   =========
    Granted            8,000    $3.97-$4.83
    Exercised       (622,474)   $.28125-$1.61
    Cancelled       (143,130)
                    ---------
Outstanding at
  December 31,
  1992             2,785,627    $.28125-$2.97      2,780,627
                                                   =========
    Exercised       (695,886)   $.28125-$1.595
                    ---------
Outstanding at
  December 31,
  1993             2,089,741    $.28125-$2.97      2,087,241
                                                   =========
    Exercised       (289,269)   $.28125-$.75
    Forfeited        (10,000)   $1.49
                    ---------
Outstanding at
  December 31,
  1994             1,790,472    $.28125-$2.97      1,790,472
                   =========                       =========

As of December 31, 1994, options for the purchase of 10,000 shares were available for future grant under the 1987 Plan.

Transactions in nonstatutory stock options were as follows:

                                                    NUMBER
                      NUMBER OF    OPTION PRICE    OF SHARES
                       SHARES       PER SHARE     EXERCISABLE
                      ---------    ------------   -----------
Outstanding at
  December 31, 1991   1,754,001    $.50-$2.00        854,501
                                                   =========
    Granted             795,752    $3.97-$5.36
    Exercised            (1,500)   $2.00
    Cancelled          (156,164)   $1.50-$5.09
                      =========
Outstanding at
  December 31, 1992   2,392,089    $.50-$5.36      2,147,423
                                                   =========
    Granted             544,500    $2.82-$3.82
    Exercised          (546,167)   $.50-$2.97
    Cancelled          (441,631)   $4.91-$5.09
                      =========
Outstanding at
  December 31, 1993   1,948,791    $.50-$5.36      1,527,625
                                                   =========
    Exercised          (113,000)   $.50-$.59
    Cancelled            (6,000)   $3.69
    Forfeited          (187,796)   $2.88-$5.09
                      =========
Outstanding at
  December 31, 1994   1,641,995    $.50-$5.36      1,458,495
                      =========                    =========

On October 6, 1992, the Company adopted a stock option plan (the "1992 Plan") for the granting of options to purchase up to 1,639,865 shares of common stock to officers, employees and certain directors and on that date granted options on 1,357,989 shares at a price of $2.375 under the plan. On

April 14, 1993, the Company amended the plan to provide for the granting of options and restricted stock awards covering up to an additional 4,360,135 shares of common stock to officers, employees and non-employee directors. The exercise price of all options granted under the plan may not be less than the market value of a share of common stock on the date of grant. On May 27, 1993, the plan and the grants received stockholder approval at the 1993 Annual Meeting of Stockholders. At December 31, 1994, options for 4,058,542 shares are outstanding, of which 3,851,042 are exercisable under this plan at prices ranging from $.75 to $4.00.

Transactions in the 1992 Plan were as follows:

                                                    NUMBER
                     NUMBER OF    OPTION PRICE     OF SHARES
                      SHARES        PER SHARE     EXERCISABLE
                     ---------    -------------   -----------
Outstanding at
  December 31,
  1992               1,357,989    $2.375                  --
                                                   =========
    Granted          1,379,369    $2.375-$4.00
    Exercised          (67,881)   $2.375
    Cancelled           (4,550)   $4.00
                     ---------
Outstanding at
  December 31,
  1993               2,664,927    $2.375-$4.00     2,664,927
                                                   =========
    Granted          1,718,004    $.75-$2.875
    Exercised           (6,210)   $2.375
    Cancelled          (40,000)   $2.875-$4.00
    Forfeited         (278,179)   $2.375-$4.00
                     ---------
Outstanding at
  December 31,
  1994               4,058,542    $.75-$4.00       3,851,042
                     =========                     =========

On November 15, 1994 the Board of Directors adopted the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Plan"). Under the Plan, which is subject to stockholder approval at the Company's next annual meeting of stockholders, certain directors were granted five-year options to purchase 590,000 shares of Common Stock, of which, options to purchase 170,000 shares were granted immediately and options to purchase 70,000 shares will be deemed granted on the 15th day of each month from December 1994 through May 1995, provided in each instance, that the directors are directors of the Company on such date. The options granted under the Plan have exercise prices equal to the fair market value of the Common Stock on the grant dates.

Transactions in the Plan for 1994 were as follows:

                                      OPTION        NUMBER
                       NUMBER OF       PRICE       OF SHARES
                        SHARES       PER SHARE    EXERCISABLE
                       ---------    -----------   -----------
    Granted             240,000     $.75-$1.06        --
                                                      --
                        -------     ----------
Outstanding at
  December 31, 1994     240,000     $.75-$1.06        --
                        =======     ==========        ==

WARRANTS:

The Company had shares of its common stock reserved at December 31, 1993, and December 31, 1994, for warrants outstanding, all of which are exercisable at prices as follows:

                                             DECEMBER 31,
EXERCISE PRICE                          ----------------------
  PER SHARE        EXPIRATION DATE        1993         1994
--------------   --------------------   ---------    ---------
   $ .20         December 1997            125,000      125,000
     .375        September 1994         1,060,000           --
     .40         December 1997            750,293      750,293
     .40625      November 1994            540,000           --
     .4375       June 1994                 50,000           --
     .625        March 1994                25,000           --
     .6875       December 2001                 --       40,000
     .75         December 1997          2,927,595    2,803,103
    1.3125       August 1999                   --       49,000
    3.00         Oct. 1997-Dec. 1999      800,000      800,000
    3.375        September 2000           250,000      250,000
    4.00         February 1998             12,500       12,500
                                        ----------   ----------
                 Total Warrants         6,540,388    4,829,896
                                        ==========   ==========

In 1992, the Company issued warrants to purchase 100,000 shares of the Company's common stock at $3.00 to an employee as part of a severance agreement in which non-statutory options to purchase 100,000 shares were cancelled. In 1993, the Company issued warrants to purchase 750,000 of the Company's common stock to a company as part of a marketing agreement (see Note 8) and 250,000 warrants to an outside consultant as part of a consulting agreement. In 1994, the Company issued warrants to purchase 89,000 shares of the Company's common stock to outside consultants as part of their consulting agreements.

COMPENSATION EXPENSE--REMOVAL OF VESTING CONDITIONS:

In lieu of the payment of cash bonuses to employees and directors in November 1990, the Company issued warrants to purchase shares of common stock at $.75 per share when issued. These warrants issued to employees, aggregating 1,890,000 shares, were exercisable when the Company achieved six consecutive months of positive cash flows and reports its first profitable calendar year. The Company determined that removal of the conditions to vesting of the warrants held by employees was appropriate.

On November 10, 1992, the board of directors voted to remove this vesting restriction and a one-time non-cash charge of $7,441,875 was recorded. The amount of the charge was based on the closing price for the common stock of $4.6875 on November 11, 1992.

8. RELATED PARTIES:

In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, Executive Vice President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman, President and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1994, the Company was not required to make any such payments to ERI under these agreements.

In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions,
Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common
Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1994, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1994, the Company made no payments to QSI.

In March, 1995, the Company entered into an agreement with QSI by which QSI received the exclusive right to market, sell and distribute transformer quieting products and gas turbine quieting products in the utility industry. Under the agreement QSI funds development of the systems. The agreements generally provide that the Company manufactures the products and receives a royalty of 6% from QSI on the sales of the product. For the exclusive rights under the agreement, QSI is to pay a license fee to NCT of $750,000, $250,000 of which QSI paid to NCT in June of 1994, and the balance of which is payable in equal monthly installments of $16,667, beginning in April of 1995. The agreement supersedes any other agreements related to the product above. The agreement is contingent upon full payment by QSI to NCT of trade receivables, which at December 31, 1994 amounted to $492,100. This amount was fully reserved at December 31, 1994 (See Note 2).

The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

During 1993 and 1994, the Company purchased $2.1 million & $2.2 million, respectively, of products from its various manufacturing joint venture entities of which $1.4 million and $0.3 million was included in accounts payable at December 31, 1993 and 1994, respectively.

As discussed in Note 6, the Company had stock subscription receivables from an officer and a director 1993, and a joint venture partner in 1993 and 1994.

9. INCOME TAXES:

On January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the Company determines that it is more likely than not that a deferred tax asset will not be realized. The Company's temporary differences primarily result from depreciation related to machinery and equipment, compensation expense related to warrants, reserves and equity in losses of unconsolidated affiliates. The adoption of the aforementioned accounting standard had no effect on previously reported results of operations.

At December 31, 1994, the Company had available net operating loss carryforwards of approximately $50.1 million and research and development credit carryforwards of $0.7 million for federal income tax purposes which expire as follows:

                                                RESEARCH
                                    NET            AND
                                 OPERATING     DEVELOPMENT
            YEAR                  LOSSES         CREDITS
-----------------------------   -----------    -----------
1999.........................   $   151,500     $      --
2000.........................       129,300            --
2001.........................       787,200            --
2002.........................     2,119,000            --
2003.........................     1,974,100            --
2004.........................     1,620,500            --
2005.........................     3,869,900       141,000
2006.........................     1,822,500       192,000
2007.........................     6,863,600       118,000
2008.........................    13,455,500       321,000
2009.........................    17,268,500            --
                                -----------      --------
    Total....................   $50,061,600     $ 772,000
                                ===========      ========

The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

The types of temporary differences that give rise to significant portions of the deferred tax assets and the federal and state tax effect of those differences as well as federal net operating loss and research and development credit at December 31, 1993, and 1994 were as follows:

                                 1993            1994
                             ------------    ------------
Accounts Receivable          $         --    $    306,400
Inventory                         112,500         735,100
Property and equipment             51,900         153,900
Accrued expenses                  293,200         265,100
Investments in joint
  ventures                      1,358,700       1,051,600
Stock compensation              2,651,400       2,651,400
Other                              54,300         374,000
                             -------------   -------------
    Total Temporary
      Differences            $  4,522,000    $  5,537,500
Federal net operating
  losses                       12,473,000      17,020,900
Federal research and
  development credits             451,000         771,200
                             -------------   -------------
                             $ 17,446,000    $ 23,329,600
Less: Valuation allowance     (17,446,000)    (23,329,600)
                             -------------   -------------
    Deferred taxes           $         --    $         --
                             =============   =============

10. LITIGATION:

On September 17, 1992, Harris Landgarten, a former officer and director of the Company filed suit against the Company in the United States District Court for the Southern District of New York claiming that the Company breached contractual promises with him that arose as a result of services claimed to have been provided to the Company and that the Company fraudulently deprived him of certain securities. The operative, amended complaint demands actual damages of approximately $3 million and punitive damages of $5 million. Trial is set to commence on April 17, 1995. In the opinion of management, after consultation with outside trial counsel, resolution of the claims should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit results in a final judgment against the Company, such judgment could have a severe material effect on quarterly or annual operating results.

11. COMMITMENTS:

The Company is obligated for minimum annual rentals under operating leases for offices and laboratory space, expiring through June 2000 with various renewal options, as follows:

         YEAR ENDING DECEMBER 31,              AMOUNT
------------------------------------------   ----------
1995......................................   $  631,000
1996......................................      584,000
1997......................................      584,000
1998......................................      584,000
1999......................................      455,000
Thereafter................................      240,000
                                             ----------
    Total.................................   $3,078,000
                                             ==========

Rent expense was $508,007, $701,200, and $760,400 for each of the three years ended December 31, 1994, respectively. During 1992 and 1993, rent expense was paid, in part, through the issuance of common stock (see Note 6).

12. INFORMATION ON BUSINESS SEGMENTS:

The Company operates in only one business segment, specifically engaged in the design, development, production and distribution of electronic systems that actively reduce noise and vibration. The Company's worldwide activities consist of operations in the United States, Europe and Japan.

Revenue, (income) loss and identifiable assets by geographic area are as follows:

                                  TWELVE MONTHS ENDED
                                      DECEMBER 31,
                               --------------------------
                                  1993           1994
                               -----------    -----------
Revenues
    United States...........   $ 3,236,000    $ 4,610,600
    Europe..................     2,099,000      2,130,900
    Far East................        51,000        382,400
                               -----------    -----------
        Total...............   $ 5,386,000    $ 7,123,900
                               ===========    ===========
Net (Income) Loss
    United States...........   $16,692,000    $21,446,600
    Europe..................        36,000        (12,100)
    Far East................       463,100        472,200
                               -----------    -----------
        Total...............   $17,191,000    $21,906,700
                               ===========    ===========
Identifiable Assets
    United States...........   $28,856,000    $10,493,900
    Europe..................       685,000      1,877,500
                               -----------    -----------
        Total...............   $29,541,000    $12,371,400
                               ===========    ===========

13. ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES:

On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, (SFAS No. 115) "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 prescribes the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company has classified its investments, consisting of a portfolio of short term U.S. Treasury Bills and related investments, as trading securities which are reported at fair market value. The cumulative effect of adoption of the new standard as of January 1, 1994, is not material. During the twelve month period ended December 31, 1994, the Company recorded charges totaling $375,200 relating to realized and unrealized losses in its investments. Interest income from investments was $587,500 for the twelve months ended December 31, 1994.

14. ACQUISITION OF CERTAIN ANVT ASSETS:

On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of ANVT. The Company also acquired all rights under certain joint venture and customer agreements subject to the consent of the other parties to those agreements.

Under the acquisition agreement, the Company paid $200,000 plus 2,000,000 shares of its common stock resulting in a total purchase price of $2,400,000. In addition, ANVT is entitled to a future contingent earn-out based on revenues generated by the ANVT contracts assigned to the Company as well as certain types of agreements to be entered into by the Company with parties previously having a business relationship with ANVT. Future contingent payments, if any, will be charged against the associated revenues. Companies that were parties to agreements with ANVT on the closing date include Fiat CIEI S.p.A. (a Fiat/Gilardini affiliate), Alpine Electronics, Inc., Applied Acoustic Research, Inc., GEC-Marconi Avionics Limited and Arvin Industries, Inc.

The shares of common stock issued to ANVT were valued at the average of the published price (less a discount to reflect the time required to register the subject shares) of the Company's common stock during the period commencing with the announcement of the transaction and ending on September 16, 1994. The purchase price has been allocated to the following assets, under the purchase method of accounting, based upon their estimated fair value at the date of acquisition as follows:

Patents and Other Intangibles                $1,700,000
Research and Development In-Process             500,000
Property and Equipment                          200,000
                                             ----------
    Total                                    $2,400,000
                                              =========

The Company allocated $500,000 to in-process research and development projects, resulting in a corresponding charge to the Company's operations in 1994.

The patents will be amortized over their respective remaining lives, which range from one to seventeen years.

                                                           CORPORATE INFORMATION

--------------------------------------------------------------------------------
OFFICERS

JAY M. HAFT
Co-Chairman and Chief Executive Officer

MICHAEL J. PARRELLA
President

STEPHEN J. FOGARTY
Senior Vice President and
Chief Financial Officer

IRENE LEBOVICS
Senior Vice President, Secretary and
President of NCT Headsets, a division of the Company

CY E. HAMMOND
Vice President, Controller

GRAHAM EATWELL
Senior Vice President

--------------------------------------------------------------------------------
DIRECTORS

JAY M. HAFT
Co-Chairman and Chief Executive Officer
Noise Cancellation Technologies, Inc.

ALASTAIR KEITH*
General Partner, CA Partners

JOHN J. MCCLOY, II
Co-Chairman

MICHAEL J. PARRELLA
President

SAMUEL A. OOLIE
Chairman, Oolie Enterprises and
Chairman and Chief Executive Officer,
NoFire Technologies, Inc.

* Chairman, Compensation Committee
 and Chairman, Audit Committee

                                                            INVESTOR INFORMATION

--------------------------------------------------------------------------------

ANNUAL MEETING
The Annual Meeting of Noise Cancellation Technologies, Inc. shareholders will convene at 2:00 PM on Wednesday, November 8, 1995 at the Ramada Plaza Hotel, 700 Main Street, Stamford, CT.

10-K REPORT
A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FOR 1994 ON FORM 10K, WITH A LIST OF EXHIBITS, WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO:

                            INVESTOR RELATIONS
                            NOISE CANCELLATION TECHNOLOGIES, INC.
                            800 SUMMER STREET
                            STAMFORD, CT 06901

ANY EXHIBIT WILL BE PROVIDED UPON PAYMENT OF THE REASONABLE COSTS OF PRODUCING SUCH EXHIBIT.

TRANSFER AGENT
Communications regarding stock transfers, lost certificates, and change of address should be directed to American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005. (212) 936-5100.

STOCK MARKET INFORMATION
The Common Stock is traded on the NASDAQ National Market System under the symbol "NCTI." The following tables set forth the reported high and low sale prices per share of the Common Stock for each quarterly period during 1994 and 1993.

                                           1994              1993
                                       -------------     -------------
                                       HIGH     LOW      HIGH     LOW
                                       ----    -----     ----    -----
                    1st Quarter        $3 1/16 $1 13/16  $4 1/8  $3
                    2nd Quarter         2       1 5/16    5 5/16  2 1/2
                    3rd Quarter         2 1/8   1 3/32    4 1/4   2 15/16
                    4th Quarter         1 1/2     7/16    3 1/2     7/16

INDEPENDENT ACCOUNTANTS                     CORPORATE OFFICES
Richard A. Eisner & Company, LLP            Noise Cancellation Technologies Inc.
575 Madison Avenue                          1025 West Nursery Road
7th Floor                                   Linthicum, MD 21090-1203
New York, NY 10022-2597                     (410) 636-8700